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TABLE OF CONTENTS

Exhibit 10.1

SHARE PURCHASE AGREEMENT

BETWEEN

MARKWEST HYDROCARBON, INC.

—and—

ADVANTAGE OIL & GAS LTD.

Made this 12th day of November, 2003.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND SCHEDULES
1.1	Definitions
1.2	Schedules
1.3	References and Headings
1.4	Singular/Gender; Derivatives
1.5	Statutory References
1.6	Conflicts
1.7	Accounting References
1.8	Vendor's Knowledge
ARTICLE 2	PURCHASE AND SALE
2.1	Purchase of Canada Shares and the Vendor Receivable
2.2	Purchase Price
2.3	Adjustments to Purchase Price
2.4	Allocation of Purchase Price
2.5	Withholding Tax
2.6	Bantry Earning
ARTICLE 3	CLOSING
3.1	Place and Time of Closing
3.2	Deliveries at Closing
ARTICLE 4	INTERIM PERIOD
4.1	Access
4.2	Maintenance of Business and PNG Assets
4.3	Certain Changes Restricted
4.4	Dealings or Operations re PNG Assets
4.5	Proposals for Dealings or Operations re PNG Assets
4.6	Meetings to Discuss Transitional Matters
4.7	Insurance
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PARTIES
5.1	Vendor's Representations and Warranties
5.2	Purchaser's Representations and Warranties
5.3	Survival of Representations and Warranties
5.4	No Additional Representations or Warranties by Vendor
5.5	No Merger
ARTICLE 6	TITLE DEFECTS AND ENVIRONMENTAL DEFECTS
6.1	Vendor to Provide Access to PNG Assets
6.2	Title or Environmental Defects
6.3	Uncured Title Defects
6.4	Uncured Environmental Defects
6.5	Extension of Closing Date
ARTICLE 7	CONDITIONS TO CLOSING
7.1	Conditions to the Obligations of the Purchaser to Close
7.2	Conditions to Obligations of Vendor to Close
7.3	Parties to Exercise Diligence with Respect to Conditions, etc.
7.4	Waiver of Conditions
7.5	Failure to Satisfy Conditions

ARTICLE 8	TERMINATION
8.1	Grounds for Termination
8.2	Effect of Termination
8.3	Entitlement to Deposit on Termination
ARTICLE 9	INFORMATION, MATERIALS AND CONTINUING REPORTS
9.1	Access to Information
9.2	Maintenance of Information
9.3	Tax Returns
9.4	Name Change for Corporation
9.5	Vendor Information
ARTICLE 10	EMPLOYEES
10.1	Liability of Vendor for Employees
10.2	Liability of the Purchaser for Employees
10.3	Co-operation on Transition
10.4	Employee Records
10.5	Benefit Arrangements
10.6	No Rights Conferred
ARTICLE 11	LIABILITY AND INDEMNIFICATION
11.1	Responsibility of Vendor
11.2	Responsibility of Purchaser
11.3	Limit on Vendor's Responsibility
11.4	Responsibility Extends to Legal Costs and Settlements
11.5	Limitations
11.6	Limitation on Rights or Remedies
11.7	Procedure—Indemnities
11.8	No Merger of Legal Responsibilities
ARTICLE 12	MISCELLANEOUS PROVISIONS
12.1	Waiver Must Be in Writing
12.2	No Amendment Except in Writing
12.3	Assignments Before Closing
12.4	Service of Notice
12.5	Addresses for Notices
12.6	Confidentiality Agreement Continues
12.7	Consultants and Advisors Bound
12.8	Parties to Discuss Press Releases
12.9	Interest Accrues on Amounts Owing
12.10	Costs and Expenses
12.11	Further Assurances
12.12	Governing Law; Attornment; Etc.
12.13	Invalidity of Provisions
12.14	Time
12.15	Supersedes Earlier Agreements
12.16	Enurement
12.17	Counterpart Execution

2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made this 12th day of November, 2003.

BETWEEN:

  MARKWEST HYDROCARBON, INC., a corporation incorporated under the laws of the State of Delaware, one of the United States of America (hereinafter called the "Vendor")

OF THE FIRST PART

—and—

  ADVANTAGE OIL & GAS LTD., a corporation incorporated under the laws of Alberta (hereinafter called the "Purchaser")

OF THE SECOND PART

WHEREAS:

A.
The Canada Shares are owned by the Vendor and the Vendor is the owner and holder of the Vendor Receivable; and

B.
The Vendor desires to sell and the Purchaser desires to purchase all of the Canada Shares and the Vendor Receivable, upon and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND SCHEDULES

1.1    Definitions

        In this Agreement, including the recitals and the Schedules, unless otherwise stated or the context otherwise requires:

          "Abandonment and Reclamation Obligations" means all remediation and reclamation obligations of the Corporation, including:

    (a)
    the proper abandonment and reclamation of any Wells; and

    (b)
    the closure, decommissioning and dismantling of Tangibles,

  and the restoration of the surface in respect thereto, all in accordance with good oil and gas field practices, and in compliance with Applicable Law.

          "Accounting Firm" means PricewaterhouseCoopers LLP, Chartered Accountants, or such other firm of chartered accountants as may be selected by the Parties.

          "Affected Assets" has the meaning set forth in Section 6.2(b).

          "Affiliate" of a Party means a corporation or partnership that controls the Party, is controlled by the Party or is controlled by the same Person, corporation or partnership that controls the Party, for which purpose a corporation shall be deemed to be controlled by those Persons, corporations or partnerships who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns the shares of the corporation) to elect the majority of its board of directors and a partnership shall be deemed to be controlled by those Persons, corporations or partnerships that are able to determine policies or material decisions of that partnership, provided that a partnership which is composed solely of corporations which are Affiliates as described above shall be deemed to be an Affiliate of each such corporation or its other Affiliates.

          "Agreement" means this document, together with the Schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof.

          "Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, state, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party or by which it is bound or having application to the transaction or event in question.

          "Arbitrator" has the meaning set forth in Section 2.3(e).

          "Assets" means all of the assets, property and undertaking owned, leased, used or held by the Corporation as at the date hereof and as acquired by the Corporation during the Interim Period, including without limitation the Corporation's interests in the PNG Assets and the Office Lease.

          "Assigned Value" in respect of each of the Bantry Lands means the dollar amount respectively set forth opposite such Bantry Lands in Schedule 2.3(a)(iii).

          "ATB" means Alberta Treasury Branches.

          "Authorization for Expenditure" means an authority for expenditure, mail ballot or cash call or other approval pursuant to which approval has been given by the Corporation to conduct an operation, create or incur a financial obligation or accept a risk and which remained outstanding, in whole or in part on the Effective Date, all of which are described in Schedule 5.1(s).

          "Bantry Lands" means the lands described in Schedule 2.3(a)(iii) in respect of which the Corporation has a contractual right to earn Chevron Standard Limited's working interest in such lands pursuant to the terms and condition of the Chevron Farmout Agreement.

          "Bantry Well" means any well spudded, as defined in Chevron Farmout Agreement, by the Corporation on the Bantry Lands after the Effective Date and prior to January 1, 2004.

          "Burdens" means:

    (a)
    all carried profits interests, net profits interests, net revenue interests, royalty interests, ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of Petroleum and Natural Gas Rights or the production of Petroleum Substances in respect of such Petroleum and Natural Gas Rights and similar Petroleum and Natural Gas Rights reserved or payable (by way of a share in production of Petroleum Substances or by way of money) to any Person or entity; and

    (b)
    all Security Interests.

          "Business Day" means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta and Denver, Colorado but does not in any event include a Saturday or a Sunday or a bank holiday under Applicable Law.

          "Canada Shares" means all the issued and outstanding Shares of the Corporation.

          "Certificate" has the meaning set forth in Section 2.5.

          "Chevron Farmout Agreement" means the Farmout Agreement dated August 14, 2000 between Watford Energy Ltd. (the predecessor of the Corporation) and Chevron Standard Limited as amended from time to time.

          "Closing" means the completion of the purchase and sale of the Canada Shares and the Vendor Receivable as contemplated by this Agreement.

          "Closing Date" means 10:00 a.m. (Calgary, Alberta time) on the later of December 16, 2003 and the 2nd Business Day following the satisfaction or waiver of the conditions to each Party's obligations to purchase or sell the Canada Shares and the Vendor Receivable hereunder as set forth in Sections 7.1 and 7.2, subject to any extension of such date as provided for in Article 6.

          "Commissioner" means the Commissioner of Competition appointed under the Competition Act (Canada).

          "Competition Act" means the Competition Act (Canada).

          "Confidential Information Memorandum" means a Confidential Information Memorandum dated September, 2003 respecting the Corporation prepared by the Vendor and the Financial Advisors.

          "Confidentiality Agreement" means the letter agreement made as of September 29, 2003, by the Purchaser and Waterous Securities Inc. on behalf of itself, the Vendor and the Corporation.

          "Continuing Employees" has the meaning set forth in Section 10.2(a).

          "Corporation" means MARKWEST RESOURCES CANADA CORP., a corporation organized under the laws of Alberta.

          "Credit Facility" means the revolving demand loan credit facility made available by ATB to the Corporation pursuant to a letter agreement made September 15, 2003 by ATB and accepted by the Corporation on September 17, 2003, as secured by, inter alia, a general security agreement and a debenture.

          "Current Assets" means, without duplication, the aggregate of all of the current assets of the Corporation on a basis determined in accordance with GAAP as set forth in the Effective Date Balance Sheet.

          "Current Liabilities" means the aggregate of all of the current liabilities of the Corporation on a basis determined in accordance with GAAP as set forth in the Effective Date Balance Sheet.

          "Data Rooms" means the data rooms prepared by the Vendor and the Corporation for access by the Persons investigating the Corporation for the purposes of the purchase of the Canada Shares and the Vendor Receivable from the Vendor.

          "Deposit" means an amount equal to $7,942,700.

          "Disclosure Letter" means the disclosure letter dated the date of this Agreement delivered by the Vendor to the Purchaser containing information relating to the Corporation.

          "Dollar" or "$" means, unless otherwise provided herein, a dollar in the lawful money of Canada.

          "Effective Date" means October 1, 2003.

          "Effective Date Balance Sheet" means, as applicable, the interim or final balance sheet for the Corporation as at September 30, 2003 as contemplated in Section 2.3, and "interim Effective Date Balance Sheet" means the balance sheet of the Corporation attached hereto as Schedule 1.1(A).

          "Employees" means all of the officers and employees of the Corporation, being those described in Schedule 1.1(B).

          "Environmental Audits" means, collectively, the environmental reports dated July 31, 2001 and October, 2002 prepared for the Corporation.

          "Environmental Damage" means any one or more of:

    (a)
    ground water, surface water or aquifer contamination;

    (b)
    soil contamination;

    (c)
    substance or energy emissions which are either toxic or hazardous;

    (d)
    death or injury to plant, animals or human beings due in whole or in part to any of the foregoing items (a) through (c);

  but only to the extent the foregoing is in breach of or exceeds limitations imposed by Environmental Law and provided that Environmental Damage shall not include Abandonment and Reclamation Obligations.

          "Environmental Defect" means any Environmental Damage to the Wells, the Lands or the surface areas associated therewith forming part of the PNG Assets which have a Materially Adverse Effect on the market value or use of the particular PNG Assets affected thereby.

          "Environmental Evaluator" means Ark Envirotech Inc.

          "Environmental Law" means Applicable Law respecting the protection of, or the control of, contamination or pollution of soil, air or water (including ground water).

          "Escrow Agreement" means the Escrow Agreement substantially in the form of Schedule 2.2(e).

          "Financial Advisors" means, collectively, Waterous Securities Inc. and RBC Capital Markets.

          "Financial Statements" means, collectively, (i) the unaudited balance sheet of the Corporation as at December 31, 2002 and related income statements and statements of changes in financial position for the fiscal year then ended and (ii) the unaudited interim Effective Date Balance Sheet and related income statements and statements of changes in financial position for the 9 months then ended.

          "Futures Transaction" means any derivatives transaction (including an agreement with respect thereto) which is commonly referred to as a hedge transaction, rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions.

          "GAAP" or "generally accepted accounting principles" means accounting principles generally accepted at the relevant time in Canada; and where the "CICA Handbook", as amended from time to time, or any successor publication published by the Canadian Institute of Chartered Accountants, contains: (i) a single recommendation as to treatment of a matter, such recommendation shall constitute GAAP and generally accepted accounting principles herein; or (ii) more than one recommendation as to treatment of a matter, any of such recommendations shall constitute GAAP and generally accepted accounting principles herein.

          "Gilbert" means Gilbert Laustsen Jung Associates Ltd., its successors and assigns.

          "Interim Period" means the period between the Signing Date and the Closing Date.

          "Land Schedule" means Schedule 1.1(C) as the same may be amended in writing by the Parties at any time prior to Closing.

          "Lands" means the lands set forth and described in the Land Schedule and all additional lands owned by the Corporation, including any lands with which they have been pooled or unitized and includes the Petroleum Substances within, upon or under such lands together with the right to explore for and recover or otherwise deal with them, to the extent those rights are granted by the Title and Operating Documents (subject to the restrictions and exclusions set forth in the Leases as to the Petroleum Substances and geological formations), but does not include Surface Rights.

          "Leases" means the leases, reservations, licences, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized including but not limited to the leases, reservations, licenses, permits and other documents of title described in the Land Schedule and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor.

          "Material Adverse Effect" means any change, effect or event, that has had or could reasonably be expected to have an adverse effect on the fair market value of the business, operations, assets, financial condition or results of operation of the Corporation taken as a whole by more than $200,000 or, such changes, effects or events which cumulatively have such adverse effect by more than $2,500,000, but excluding any change, effect, or event arising out of:

    (a)
    economic circumstances applicable to

    (i)
    the oil and gas business generally, including any change in commodity prices, and

    (ii)
    general economic conditions in North America; or

    (b)
    the announcement of the existence and terms of this Agreement.

          "Miscellaneous Interests" means all of the right, title, interest and estate of the Corporation in and to all property, rights and assets, whether contingent or absolute, legal or beneficial, present or future, vested or not, and not being Petroleum and Natural Gas Rights, Seismic Data or Tangibles, which pertain to such Petroleum and Natural Gas Rights, Seismic Data or Tangibles, including without limitation the following property, rights and assets:

    (a)
    contracts, agreements and documents (including Title and Operating Documents) relating to any of such Petroleum and Natural Gas Rights, Seismic Data or Tangibles or any rights in relation thereto;

    (b)
    Surface Rights which are used or useful in connection with any of such Petroleum and Natural Gas Rights, Seismic Data or Tangibles;

    (c)
    all well, pipeline, and other permits, licences, authorizations and deposits relating to any of such Petroleum and Natural Gas Rights, the Lands, the Seismic Data or the Tangibles, or the use thereof;

    (d)
    books, maps, records, documents, geological, engineering, geophysical, data processing, well, plant and other reports, files, data, interpretations, information, tapes, disks, computer programs, papers or other records, other than Proprietary Information, which relate to or are necessary or useful in connection with any of such Petroleum and Natural Gas Rights, Seismic Data or Tangibles or any of the property or assets referred to in subparagraphs (a) to (e) of this definition; and

    (e)
    all extensions, renewals, replacements or amendments of the foregoing items descried in subparagraphs (a) to (d) of this definition.

          "Non-Continuing Employees" has the meaning set forth in Section 10.1(a).

          "Objection Date" has the meaning set forth in Section 2.3(c).

          "Office Lease" means the agreement between the Corporation and Associated Building Credit Limited dated April 25, 2002, having a termination date of May 31, 2007 and concerning office space located at 1340, 734 - 7 Avenue SW, Calgary, Alberta T2P 3P8.

          "Outside Date" means 10:00 a.m. (Calgary time) on the 31st day of December, 2003 or such later date as the Vendor and Purchaser may agree in writing.

          "Parties" means the parties to this Agreement and "Party" means one of them.

          "Permitted Defects" means:

    (a)
    Environmental Damage disclosed in the Environmental Audit;

    (b)
    Title Defects set forth in any of the Title Opinions or the Land Schedule;

    (c)
    Permitted Encumbrances;

    (d)
    Abandonment and Reclamation Obligations which, under Applicable Law, as of the Closing Date, are not yet required to be undertaken;

    (e)
    Environmental Defects and Title Defects which (A) are not the subject of a notice delivered pursuant to Section 6.2(b), or (B) if the subject of such notice, have been adjusted for pursuant to Section 6.2(c), 6.3(b) or 6.4(b); and

    (f)
    Title Defects which are deemed to be Permitted Defects under Section 4.5(e).

          "Permitted Encumbrances" means:

    (a)
    easements, rights of way, servitudes or other similar Surface Rights, including, without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires or cables which do not either alone or in the aggregate materially impair the use, ownership or operation of the Assets;

    (b)
    the right reserved to or vested in any government, municipality or other public authority by the terms of any Title and Operating Document or by Applicable Law to terminate any Title and Operating Document or to require annual or other periodic payments as a condition of the continuance thereof;

    (c)
    rights of renewal or application reserved to or vested in any governmental authority to levy taxes or levies on Petroleum Substances or the income or revenue therefrom and governmental requirements pertaining to production rates from wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any property;

    (d)
    any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the PNG Assets in any manner;

    (e)
    the terms and conditions of the Title and Operating Documents to the extent only that such terms would otherwise be Permitted Encumbrances under the provisions of this definition;

    (f)
    undetermined or inchoate liens incurred or created in the ordinary course of business as security in favour of any Person for the Corporation's proportionate share of the costs and expenses applicable to the development or operation of any of the PNG Assets which are not due or delinquent or are being contested in good faith;

    (g)
    the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interest therein, and statutory exceptions to title;

    (h)
    provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations provided that no event has occurred which results in such penalty or forfeiture unless otherwise set forth in the Land Schedule;

    (i)
    liens incurred, created or granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the PNG Assets;

    (j)
    any preferential rights of purchase or any similar restriction applicable to any of the PNG Assets other than those, if any, which are available, exercisable or triggered by any of the transactions contemplated by this Agreement;

    (k)
    agreements and plans relating to pooling or unitization of the Lands;

    (l)
    builder's, mechanic's, materialmen's and similar liens in respect of services rendered or goods supplied for which payment is not at the time due;

    (m)
    the right to levy taxes on Petroleum Substances or the revenue from them;

    (n)
    the Burdens, encumbrances, royalties, adverse claims, reduction in or conversion or alteration of interests, penalties, comments and qualifications set forth in the Land Schedule or any of the Title Opinions;

    (o)
    the Security Interests set forth in Schedule 1.1(D); and

    (p)
    any circumstance, matter or thing disclosed in any Schedule hereto.

          "Person" means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

          "Petroleum and Natural Gas Rights" means all of the right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an "interest in land", held by the Corporation in or to any of the following, by whatever name the same are known:

    (a)
    rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances;

    (b)
    rights to a share of the production of Petroleum Substances;

    (c)
    rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances, other than the rights under agreements for the sale of Petroleum Substances;

    (d)
    the interests set forth in the Land Schedule hereto in and to and in respect of the Leases and the Lands subject to the Permitted Encumbrances;

    (e)
    rights to acquire any of the rights described in subparagraphs (a) to (d) of this definition; and

    (f)
    interests in any rights described in subparagraphs (a) to (e) of this definition;

  including, without limitation, all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profit interests, net profit interests, revenue interests, net revenue interests, economic interests and other interests;

  fractional or undivided interests in any of the foregoing; and all freehold, leasehold or other interests in any lands.

          "Petroleum Substances" means petroleum, crude bitumen, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

          "Place of Closing" means the offices of the Vendor's counsel located at 1400, 700 - 2nd Street S.W., Calgary, Alberta, or such other place as may be agreed upon in writing by the Vendor and the Purchaser.

          "PNG Assets" means the Petroleum and Natural Gas Rights, the Seismic Data, the Tangibles and the Miscellaneous Interests.

          "Prime Rate" means the annual rate of interest designated by the main branch in Calgary of ATB as its reference rate for Canadian dollar commercial loans made in Canada and which is announced by ATB as its prime rate.

          "Proposal" has the meaning set forth in Section 4.5.

          "Proprietary Information" means any valuations of the Corporation, its business, assets or properties, prepared by the Vendor, the Corporation or any of their Affiliates or any of their respective consultants, agents or advisors.

          "Purchase Agreement Default" means any material misrepresentation or breach of warranty made by a Party, or the failure of a Party to perform or observe in any material respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith, and includes the obligations set forth in Section 7.3.

          "Purchase Price" means the amount payable by the Purchaser to the Vendor as consideration for the Canada Shares and the Vendor Receivable pursuant to Section 2.2 as modified by the adjustments provided for herein.

          "Resource Pools" means, to the extent not applied in taxation years ending on or before the Closing Date, the:

    (a)
    cumulative Canadian exploration expense;

    (b)
    cumulative Canadian development expense;

    (c)
    cumulative Canadian oil and gas property expense;

    (d)
    undepreciated capital cost;

    (e)
    non-capital losses from taxation years ending on or prior to the Closing Date;

  as such terms are defined in the Income Tax Act (Canada), of the Corporation.

          "Retention Period" has the meaning set forth in Section 9.2.

          "Returns" means all returns, declarations, reports, information returns and statements required to be filed (taking into account any extension of time to file or send being granted to or obtained by any such filing entity) by the Corporation on or prior to the Closing Date by or with respect to it in respect of any Tax for any period including or ending on or before the Closing Date.

          "Reviewed Assets" means the Petroleum and Natural Gas Rights which are the subject of a Title Opinion.

          "Security Interest" means any mortgage, charge, pledge, lien, hypothec, assignment by way of or in effect as security, or security interest whatsoever, but does not include a right of set-off or a set-off.

          "Seismic Data" means:

    (a)
    microfilm or paper copies (if microfilm is unavailable) of all basic field data including but not limited to seismic driller's reports, copies of monitor records, magnetic field tapes, observer's reports, and survey notes;

    (b)
    all processed data including but not limited to microfilm or paper copies (if microfilm is not available) of shot point maps, and reproducible copies of all final presentations or processed stacked record sections (both structural and migrated, if available) and final stacked tapes, including interpretations; and

    (c)
    in the case of 3D seismic, in addition to the aforementioned, microfilm or paper copies (if microfilm is unavailable) of the maps of the bin locations, bin fold, static corrections, surface elevations, and any other pertinent data;

  to the extent in the Corporation's possession and owned by the Corporation or in which the Corporation holds a license or other trading right, as at the date hereof and as subsequently acquired by the Corporation during the Interim Period including, but not limited to the Seismic Data described on Schedule 1.1(E).

          "Share Rights" means any instruments or contractual rights capable of being converted into, exchanged for or exercised for Shares of any class of a Person or giving the holder the right on the occurrence of any event, including on the payment of money, whether such events have occurred or not, to require delivery by a Person of Shares of any class of a Person and includes options, warrants, conversion or exchange privileges and similar rights.

          "Shareholder Debt" means any indebtedness, including the Vendor Receivable, owed by the Corporation to the Vendor or any Affiliate of the Vendor.

          "Shares" means any shares of any class of a corporation or body corporate.

          "Signing Date" means the date of this Agreement.

          "Subsidiary" when used in relation to any corporation (the "first corporation"), means any other corporation (the "other corporation") which is controlled by the first corporation in any manner, directly or indirectly, including through one or more other corporations controlled by the first corporation; "wholly-owned" in reference to a Subsidiary means that the first corporation or one or more of its wholly-owned Subsidiaries owns, directly or indirectly, all the outstanding Shares and Share Rights of the Subsidiary.

          "Surface Rights" means rights (whether fee simple or pursuant to orders, licenses, leases, easements, rights-of-way or otherwise) to enter upon, use, occupy and enjoy the surface of any lands, any lands with which the same have been pooled or unitized or any lands upon which the Tangibles are located and any lands to be crossed in order to gain access to any of the Lands and the Tangibles.

          "Survival Period" means with respect to:

    (a)
    the representations and warranties in Sections 5.1 and 5.2, other than the Tax Warranties, a period of one year from the Closing Date;

    (b)
    the Tax Warranties other than as provided by clause (c), a period of 4 years from the Closing Date; and

    (c)
    the Tax Warranties, to the extent such Tax Warranties relate to income tax arising from a transaction involving the Corporation and a Person with whom the Corporation was, at the relevant time, not dealing at arm's length, for a period of 7 years from the Closing Date.

          "Tangibles" means all right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, held by the Corporation in and to any tangible property, apparatus, plant, equipment, machinery and facilities, fixed or non-fixed, real or personal, used or capable of use in exploiting any Petroleum Substances (whether the Petroleum and Natural Gas Rights to which such Petroleum Substances are attributable are owned by the Corporation or by others or both), including:

    (a)
    systems, plants and facilities used or useful in producing, gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, refining, measuring, storing, transporting or shipping Petroleum Substances;

    (b)
    tangible property and assets used or intended for use in exploring for, producing, storing, injecting or removing Petroleum Substances;

    (c)
    all extensions, additions and accretions to any item described in subparagraphs (a) and (b) of this definition; and

    (d)
    the Wells;

  and including all producing, shut-in, injection, disposal and other wells, casing, tubing, wellheads, buildings, plants, erections, production equipment, improvements, flowlines, pipelines, pipeline connections, extraction facilities, meters, generators, motors, compressors, separators, gas treating and processing equipment, dehydrators, scrubbers, pumps, refineries, pump jacks, tanks, boilers, communications equipment, enhanced recovery systems and other machinery, apparatus and equipment used in connection with or purchased for the operation of the Assets.

          "Tax" means all income, capital, gross receipts, sales, excise, petroleum and gas revenue, value added, goods and services, use, franchise, profits or property taxes, fees, assessments or charges imposed in accordance with Applicable Law and includes penalties, interest and fines with respect thereto.

          "Tax Warranties" means the representations and warranties set forth in Sections 5.1(r) and (u).

          "Time of Closing" means the time that the documents or actions effecting the transactions comprising the Closing are delivered or taken and released from the terms of any escrow governing the Closing.

          "Title and Operating Documents" means, in respect of any Petroleum and Natural Gas Rights, Tangibles, Surface Rights or Petroleum Substances of the Corporation, all of the agreements, contracts, instruments and other documents (including, without limitation, the Leases and all other leases, reservations, permits, licenses of all sorts, exploration agreements, operating agreements, unit agreements, pooling agreements, assignments, trust declarations or other agreements to recognize the Corporation's interests, participation agreements, farmin or farmout agreements, royalty agreements, purchase agreements and transfers; gas, oil, condensate and other production sale contracts; gathering, common stream, extraction, transportation, refining and processing agreements; and agreements for the construction, ownership and/or operation of Tangibles) by virtue of which such Petroleum and Natural Gas Rights or Tangibles were acquired or constructed or are held by the Corporation or pursuant to which the construction, ownership, operation, exploration, exploitation, extraction, development, production, transportation, refining or marketing of such Petroleum and Natural Gas Rights, Tangibles or Petroleum Substances are

  subject or which grant rights which are or may be used by the Person in connection therewith; and the rights (except for Petroleum and Natural Gas Rights) granted under or created by such documents.

          "Title Defect" means a defect, deficiency or discrepancy in the title of the Corporation in and to any of the PNG Assets which would not be acceptable to a prudent purchaser of the Canada Shares, acting reasonably, and which materially adversely affects the title of the Corporation in and to any of the Petroleum and Natural Gas Rights.

          "Title Evaluator" means Gilbert or such other independent engineer as may be agreed to by the Parties.

          "Title Opinions" means the title opinions described in Schedule 1.1(F) hereto.

          "Uncured Environmental Defects" has the meaning attributed to it in Section 6.4(a).

          "Uncured Title Defects" has the meaning attributed to it in Section 6.3(a).

          "Vendor Receivable" means the principal indebtedness of the Corporation to the Vendor.

          "Well Log" means, collectively, an open hole well log run for any Bantry Well drilled by the Corporation on the Bantry Lands which evidences that such well has been drilled to Contact depth as defined in the Chevron Farmout Agreement which will constitute earning under the Chevron Farmout Agreement and a copy of the written notice by the Corporation to Chevron Standard Limited of the intention to either case or abandon such Bantry Well.

          "Wells" means all producing, suspended, shut-in, abandoned, water source disposal or injection wells and similar wells located on the Lands, including the wells listed in the Land Schedule.

          "Working Capital" means the Current Assets less the Current Liabilities.

1.2    Schedules

        The following Schedules are attached hereto and made part of this Agreement.

Schedule 1.1(A)	interim Effective Date Balance Sheet
Schedule 1.1(B)	Employees
Schedule 1.1(C)	Land Schedule
Schedule 1.1(D)	Certain Security Interests
Schedule 1.1(E)	Seismic Data
Schedule 1.1(F)	Title Opinions
Schedule 2.2(e)	Escrow Agreement
Schedule 2.3(a)(iii)	Bantry Lands & Assigned Values
Schedule 4.7	Insurance
Schedule 5.1(q)	Litigation
Schedule 5.1(r)	Taxes
Schedule 5.1(s)	Material Contracts, Plans and Commitments
Schedule 5.1(u)	Resource Pools
Schedule 5.1(v)	Bank Accounts
Schedule 5.1(z)	Minute Book Deficiencies

1.3    References and Headings

        The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Sections, Subclauses, Subsections, paragraphs or subparagraphs herein refer to articles, clauses, sections, subclauses, subsections, paragraphs or subparagraphs of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force in the Province of Alberta. The headings of the Articles, Clauses, Sections, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.4    Singular/Gender; Derivatives

        Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5    Statutory References

        Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6    Conflicts

        If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule the provision of the body of this Agreement shall prevail.

1.7    Accounting References

        Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

1.8    Vendor's Knowledge

        Where in this Agreement, or in any certificate or document delivered in connection herewith or to effect any of the transactions contemplated hereby, any statement, representation or warranty is made as to, or as being based on, the awareness, knowledge, information or belief of the Vendor, such awareness, knowledge, information or belief, as applicable, is understood to be limited to the actual and not constructive awareness, knowledge, information or belief, as applicable, after reasonable inquiry, of Arthur Denney, Larry Strong, Harvey Nelson and Anthony Mate.

ARTICLE 2
PURCHASE AND SALE

2.1    Purchase of Canada Shares and the Vendor Receivable

        The Purchaser agrees to purchase the Canada Shares and the Vendor Receivable from the Vendor and the Vendor agrees to sell the Canada Shares and the Vendor Receivable to the Purchaser at the Closing, all in accordance with and subject to the terms and conditions in this Agreement.

2.2    Purchase Price

(a)
In consideration of the sale by the Vendor of the Canada Shares and the Vendor Receivable, the Purchaser agrees to pay to the Vendor, the aggregate amount of $79,427,002 which shall be adjusted (i) prior to Closing, in the manner set forth in Sections 6.3 and 6.4 hereof, (ii) at Closing, in the manner set forth in Sections 2.3(a)(i)(A), 2.3(a)(ii)(A), 2.3(a)(iii)(A), 2.3(a)(iv) and 2.3(b) hereof, and (iii) after Closing, if required, in the manner set forth in Sections 2.3(a)(i)(B), 2.3(a)(ii)(B), and 2.3(a)(iii)(B) hereof.

(b)
Concurrent with the execution and delivery of this Agreement, the Purchaser shall pay the Deposit to the Vendor. The Vendor shall deposit the Deposit into an interest bearing account until Closing. The Deposit and interest earned thereon shall be paid to the Party ultimately entitled to the Deposit hereunder. The Deposit shall not be refundable to the Purchaser except as provided by Section 8.3. If all or any part of the Deposit is not required to be refunded to the Purchaser, any interest earned thereon shall be retained by the Vendor.

(c)
At Closing, the Deposit together with all interest earned thereon, shall be released to the Vendor and the Purchaser shall pay the amount of the Purchase Price, less the Deposit, to the Vendor.

(d)
In addition to the Purchase Price, the Purchaser agrees to pay at Closing an amount equal to interest on the Purchase Price less the Deposit from the Effective Date to the Closing Date at the Prime Rate plus 1%.

(e)
At Closing, the Purchaser agrees to pay to the Purchaser's counsel a sum equal to the difference between $2,500,000 and the aggregate of the Assigned Values paid as an adjustment to the Purchase Price as contemplated in section 2.3(a)(iii)(A), to be held by Purchaser's counsel in escrow and released only in accordance with the provisions of the Escrow Agreement.

(f)
All payments made pursuant hereto shall be made by wire transfer in immediately available funds unless otherwise agreed to.

2.3    Adjustments to Purchase Price

(a)
Calculation of Adjustment:

(i)
The Purchase Price shall be increased on a dollar for dollar basis by the amount by which the Working Capital is greater than nil and shall be decreased on a dollar for dollar basis by the amount by which the Working Capital is less than nil, in each case in accordance with

(A)
at Closing, Section 2.3(b), and

(B)
after Closing, if required, Sections 2.3(c) to (g);

(ii)
The Purchase Price shall be increased on a dollar for dollar basis by the amount by which the Vendor Receivable at the Closing Date exceeds the Vendor Receivable at the Effective Date and shall be decreased on a dollar for dollar basis by the amount by which the Vendor Receivable at the Closing Date is less than the Vendor Receivable at the Effective Date, in each case, in accordance with

(A)
at Closing, Section 2.3(b), and

(B)
after Closing, if required, Sections 2.3(c) to (g).

(iii)
The Purchase Price shall be increased on a dollar for dollar basis by the amount equal to the aggregate of the Assigned Values for each of the Bantry Lands

(A)
at the Closing, in respect of which a Well Log for each Bantry Well drilled on or prior to the Closing Date has been delivered by the Vendor to the Purchaser;

    (B)
    after Closing, if required, and subject to Section 2.6(d) in respect of which a Well Log for any other Bantry Well drilled prior to January 1, 2004 has been delivered by the Vendor to the Purchaser on or before January 6, 2004.

  (iv)
  The Purchase Price shall be decreased on a dollar for dollar basis by the amounts paid by the Corporation after the Effective Date to satisfy the obligations under or to settle any Futures Transactions of the Corporation (provided however that for greater certainty any payments made by the Vendor to satisfy the obligations under or to settle any Futures Transactions of the Corporation shall not adjust the Purchase Price).

(b)
Interim Effective Date Balance Sheet: The Vendor shall provide to the Purchaser full access to the working papers of the Vendor to aid in any review by the Purchaser of the interim Effective Date Balance Sheet. The interim Effective Date Balance Sheet shall be used by the Vendor and the Purchaser for the purposes of Closing, subject to the adjustments in accordance with Sections 2.3(c) to (g) hereof.

(c)
Purchaser's Objections: If the Purchaser believes that any change is required to be made to the interim Effective Date Balance Sheet as prepared by the Vendor, it shall, on or before that date (the "Objection Date") which is 10 days after the Signing Date, give written notice of any such proposed change, including the reason for such change, to the Vendor. In the event that the Purchaser does not notify the Vendor of any proposed change on or before the Objection Date, then the Purchaser shall be deemed to have accepted the interim Effective Date Balance Sheet.

(d)
Settlement by Accounting Firm: If the Purchaser gives written notice of any such proposed change on or before the Objection Date, and if the proposed change is disputed by the Vendor by notice in writing to the Purchaser delivered within 5 days of the Objection Date and the Parties fail to resolve such dispute within 10 days after the Objection Date, then the Accounting Firm shall be engaged forthwith to resolve the dispute that cannot be agreed upon. The Accounting Firm shall be required to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within 10 days after the dispute is referred to it. The decision of the Accounting Firm shall be final and binding. The fees and expenses of the Accounting Firm shall be shared, one half by the Vendor and one half by the Purchaser. In the event that the Vendor does not notify the Purchaser of its dispute of the proposed change within 5 days of the Objection Date, then the Vendor shall be deemed to have accepted the proposed change.

(e)
Payment at Closing and Settlement by Arbitrator: If the Parties fail to agree on the Effective Date Balance Sheet as at Closing and in the event that the Accounting Firm cannot or will not make a decision in the manner provided above, the Purchaser shall at Closing make payment of the Purchase Price on an interim basis based on the interim Effective Date Balance Sheet and the Purchaser and the Vendor shall refer such matter to Deloitte & Touche LLP to arbitrate the dispute and Deloitte & Touche LLP shall designate a partner (the "Arbitrator") to determine the matter in dispute as a single arbitrator in accordance with the Arbitration Act (Alberta) within 120 days after Closing. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters) shall be final and binding on the Vendor and the Purchaser and shall not be subject to appeal by either Party. The fees and expenses of the Arbitrator shall be shared, one half by the Vendor and one half by the Purchaser.

(f)
Amendments to Effective Date Balance Sheet: Upon agreement with respect to all matters in dispute, or upon a decision of the Accounting Firm or the Arbitrator with respect to all matters in dispute, such amendments shall be made to the interim Effective Date Balance Sheet as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Effective Date Balance Sheet shall refer to the Effective Date Balance Sheet, as so amended (the "final Effective Date Balance Sheet").

(g)
Post Closing Adjustments: Following Closing, payment of any adjustments in the Purchase Price as a result of any change between the interim Effective Date Balance Sheet and the final Effective Date Balance Sheet determined by the Arbitrator shall be made to the Vendor or the Purchaser, as the case may be, together with interest at the rate specified in Section 12.9 calculated from the Closing Date to the date of payment, within 5 Business Days after the delivery of such final Effective Date Balance Sheet.

2.4    Allocation of Purchase Price

        The Purchase Price shall be allocated between the Canada Shares and the Vendor Receivable as follows:

  (a)
  to the Vendor Receivable, the amount of the Vendor Receivable as at the Closing Date;

  (b)
  to the Canada Shares, the balance of the Purchase Price.

        Any adjustment to the Purchase Price shall be added to or deducted from the allocation of the Purchase Price to the Canada Shares, as appropriate.

2.5    Withholding Tax

(a)
If,

(i)
a certificate in respect of the Purchase Price allocated to the Canada Shares (the "Shares Prices") pursuant to section 116 of the Income Tax Act (Canada) (a "Certificate") has not been provided to Purchaser on or before the date of any payment hereunder; or

(ii)
the sum of the Shares Price previously paid and the portion of the Shares Price then being paid exceeds the Certificate limit,

  the Purchaser may withhold one-quarter of the amount by which the sum of the Shares Price previously paid and the portion of the Shares Price then being paid exceeds the Certificate limit, if any, (after accounting for amounts previously withheld) and

  (iii)
  the Purchaser shall, upon entering into an escrow agreement with the Vendor's counsel requiring the Vendor's counsel to comply with the provisions of this Section 2.5, deposit such amount in trust with the Vendor's counsel; and

  (iv)
  in all other cases shall retain such amount;

  and on the later of the 30th day of the month following the month during which the payment was made and such later date as is authorized by the Canada Customs and Revenue Agency, the Vendor's counsel or the Purchaser, as the case may be, shall

  (v)
  if the Vendor has delivered to the Vendor's counsel and the Purchaser a Certificate with a limit that is equal to or greater than the portion of the Shares Price paid prior to that time, pay the amount withheld to the Vendor; or

  (vi)
  if a Certificate has not been obtained, or a Certificate has been obtained with a Certificate limit which is less than the Shares Price paid prior to that time, remit to the Receiver General (Canada) for the account of the Vendor, one-quarter of the amount by which the Shares Price paid prior to that time exceeds the Certificate limit, if any (after accounting for any amounts already remitted); and

  (vii)
  pay any balance remaining to the Vendor.

(b)
The Vendor shall cause the Vendor's counsel to provide the Vendor and the Purchaser with timely proof that any amount required to be remitted by the Vendor's counsel has been remitted to the Receiver General (Canada).

(c)
Interest earned on any amount withheld by the Purchaser and deposited in trust with the Vendor's counsel under this Section 2.5 shall be paid by the Vendor's counsel to the credit of the Vendor after withholding and remitting to the Receiver General (Canada) such amounts as may be required pursuant to the Income Tax Act (Canada).

2.6    Bantry Earning

(a)
The Parties agree that it is in their mutual interests to ensure the earning by the Corporation under the Chevron Farmout Agreement. The Vendor agrees to cause the Corporation during the Interim Period to use all commercially reasonable efforts to drill and earn interests in the Bantry Lands under the Chevron Farmout Agreement and following Closing and prior to January 1, 2004 the Purchaser agrees to cause the Corporation to continue to so drill and earn to the extent not completed by the Closing Date and to deliver to the Vendor the applicable Well Logs in respect thereof.

(b)
The Parties acknowledge and agree that, in respect of any Bantry Well, the delivery by the Vendor to the Purchaser (or the Purchaser to the Vendor following the Closing) of a Well Log in the manner and at the times specified hereunder shall constitute sufficient evidence of the earning by the Corporation of its working interest in the Bantry Lands associated therewith sufficient to effect the Purchase Price adjustments for the Assigned Values under Section 2.3(a)(iii). The Parties further acknowledge and agree that if the Purchaser delivers to the Corporation a direction in writing not to drill any Bantry Lands then such written direction shall constitute and be deemed to constitute for all purposes hereunder the delivery of a Well Log in respect of such Bantry Lands.

(c)
The Vendor agrees to deliver to the Purchaser any Well Log within 36 hours of the creation of the Well Log prior to the Closing Date and the Purchaser covenants to cause the Corporation to run a Well Log in respect of each Bantry Well following the Closing Date and provide a copy thereof to the Vendor within 36 hours of its creation. The Purchaser shall have the right to review the Well Log and if it disputes that the Well Log constitutes sufficient earning by the Corporation of its working interest in the applicable Bantry Lands, it shall provide written notice thereof to the Vendor, which notice shall include the reason for such dispute, within 24 hours of its receipt of such Well Log, failing which the Purchaser shall be deemed to have accepted the Well Log as evidencing such earning and the Purchase Price shall be increased by the Assigned Value applicable to the said Bantry Lands and the provisions of Section 2.3(a)(iii) shall apply accordingly.

(d)
If the Purchaser provides a dispute notice under Section 2.6(c), then unless the dispute is resolved prior to the Closing, the adjustments to the Purchase Price in respect of the Assigned Values under Section 2.3(a)(iii) shall not be made at the Closing and the Vendor may submit the matter to a single arbitrator for resolution in accordance with the Arbitration Act (Alberta) within 30 days of receipt of such dispute notice or provide the Purchaser with a written acknowledgement from Chevron Standard Limited (the "Earning Confirmation Letter") confirming the earning in respect of the applicable Bantry Lands on or before February 16, 2004.

(e)
The decision of the arbitrator (subject always to the delivery of an Earning Confirmation Letter on or before February 16, 2004 which shall prevail over any arbitrator's decision) or the delivery to the Purchaser on or before February 16, 2004 by the Vendor of the Earning Confirmation Letter shall be final and binding on the Vendor and the Purchaser and shall not be subject to appeal by either Party. Upon a decision of the arbitrator confirming earning of the applicable Bantry Lands or the delivery to the Purchaser of an Earning Confirmation Letter by the Vendor within the time required hereunder, the Assigned Value applicable to the applicable Bantry Lands shall be released from escrow by the Purchaser's counsel and paid to the Vendor. Upon a decision of the arbitrator that earning of the applicable Bantry Lands has not occurred and the Vendor has failed to provide an Earning Confirmation Letter in respect thereof on or before February 16, 2004, the Assigned Value applicable to the applicable Bantry Lands shall be released from escrow by the Purchaser's counsel and paid to the Purchaser and the Vendor shall have no further claim in respect thereof. Any interest earned on the funds respecting such Assigned Value shall follow the principal thereof. The fees and expenses of the arbitrator shall be shared one-half by the Vendor and one-half by the Purchaser.

ARTICLE 3
CLOSING

3.1    Place and Time of Closing

        Unless otherwise agreed in writing by the Parties, Closing shall take place at the Place of Closing on the Closing Date.

3.2    Deliveries at Closing

(a)
Vendor Deliveries:

        At Closing, the Vendor shall deliver the following to the Purchaser:

  (i)
  certificates representing the Canada Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to the Purchaser title to the Canada Shares;

  (ii)
  the promissory note evidencing the Vendor Receivable and an absolute assignment thereof and any other documents necessary to transfer the Vendor Receivable to the Purchaser;

  (iii)
  original share books, share ledgers and minute books and corporate seal of the Corporation;

  (iv)
  all books, records, files, reports, data and documents owned by the Corporation and in the possession or control of the Vendor or the Corporation, including without limitation any related to (A) the PNG Assets described in subparagraphs (a), (c), (d) and (e) of the definition of Miscellaneous Interests, (B) the Title and Operating Documents, (C) the Title Opinions, (D) the Environmental Audits, but excluding all Proprietary Information and (E) all tax records (including tax returns, notices of assessment, reassessments and tax correspondence of the Corporation);

  (v)
  a certified copy of a resolution of the board of directors of the Vendor which resolution authorizes the execution and delivery of this Agreement and the completion of the sale of the Canada Shares and the Vendor Receivable and other transactions contemplated by this Agreement;

  (vi)
  a certified copy of a resolution of the board of directors of the Corporation authorizing the transfer of the Canada Shares from the Vendor to the Purchaser as contemplated by this Agreement;

  (vii)
  the written resignations of all members of the Board of Directors and officers of the Corporation;

  (viii)
  fully executed releases in favour of the Corporation from:

  (A)
  all members of the Board of Directors of the Corporation; and

  (B)
  all officers of the Corporation other than in respect of matters relating to the employment of any officer who is also an Employee.

  (ix)
  the certificates and other documents required by Section 7.1;

  (x)
  fully executed releases and discharges of any liens, charges or other encumbrances, other than the Permitted Encumbrances, whatsoever affecting the PNG Assets, the Canada Shares or the Vendor Receivable; and

  (xi)
  such other documents as may be required to be delivered by the Vendor at Closing pursuant to this Agreement.

(b)
Purchaser Deliveries:

        At Closing, the Purchaser shall deliver to the Vendor:

  (i)
  by wire transfer, an amount equal to that required under Section 2.2, as adjusted under Section 2.2(a)(i) and (ii);

  (ii)
  confirmation of wire transfer of an amount, if any, representing the balance, in the aggregate, of the Assigned Values contemplated under and in accordance with Section 2.2(e);

  (iii)
  the certificates and other documents required by Section 7.2; and

  (iv)
  such other documents as may be required to be delivered by the Purchaser at Closing pursuant to this Agreement.

ARTICLE 4
INTERIM PERIOD

4.1    Access

        The Vendor will cause the Corporation to afford to the Purchaser and its authorized representatives reasonable access during the Interim Period, during normal business hours, to the Corporation's properties, books and records (including without limitation the PNG Assets) and will cause the Corporation to furnish to the Purchaser such additional financial and operating data and other information as it may reasonably request to the extent that such access and disclosure would not violate the terms of any agreement to which the Vendor or the Corporation is bound or any Applicable Law; provided that (i) the confidentiality of all such information and data shall be maintained by the Purchaser and its representatives in accordance with the Confidentiality Agreement regardless of whether this Agreement is terminated; (ii) notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Confidentiality Agreement or otherwise, neither the Purchaser nor any of its representatives shall be entitled to receive or have access to any Proprietary Information; and (iii) the Purchaser shall access the Corporation's properties at its own risk and shall indemnify, defend and hold harmless the Corporation, its Affiliates and its and their directors, officers, employees and agents from and against any and all liabilities, claims and causes of action for personal injury, death or property damage occurring on or to any of the Corporation's properties as a result of the Purchaser accessing the Corporation's properties.

4.2    Maintenance of Business and PNG Assets

        Except as specifically otherwise provided herein or as otherwise consented to by the Purchaser in writing, during the Interim Period, the Vendor shall cause the Corporation to use all reasonable efforts (having regard to the terms and provisions of the Title and Operating Documents and to the nature of the Corporation's interest in the PNG Assets) to:

  (a)
  conduct its activities and operations in the ordinary and usual course of its business; and

  (b)
  operate and maintain the PNG Assets in a proper and prudent manner in accordance with generally accepted oil and gas industry practices, the Title and Operating Documents and Applicable Law.

4.3    Certain Changes Restricted

        Except as may be expressly permitted hereunder or contemplated in the Confidential Information Memorandum or the Data Rooms, without first obtaining the written consent of the Purchaser (which consent will not be unreasonably withheld), during the Interim Period, the Vendor shall ensure that the Corporation will not:

  (a)
  amend in any material respect any contract, plan or commitment required to be disclosed pursuant to Section 5.1(s);

  (b)
  declare, set aside or pay any dividends, or make any distributions in respect of the Canada Shares or Share Rights, or repurchase, redeem or otherwise acquire any of the Canada Shares or Share Rights;

  (c)
  merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any Person;

  (d)
  make any change in its constating documents or by-laws;

  (e)
  purchase any securities of any Person except short-term investments made in the ordinary course of business;

  (f)
  other than pursuant to existing contracts or commitments existing as of the Signing Date, sell, lease or otherwise dispose of any of its PNG Assets (the extraction and sale of petroleum and natural gas and the consumption or other disposition of its assets and properties in the ordinary course of business being excepted);

  (g)
  increase any salary, wages or benefits in respect of any of the Employees;

  (h)
  other than in the ordinary course of business, purchase, lease or otherwise acquire any interest in petroleum or natural gas, real property or real property interests; or

  (i)
  grant a Security Interest other than a Permitted Encumbrance.

        For greater certainty, the Vendor has increased and caused the Corporation to decrease the Vendor Receivable after the Effective Date to the Signing Date and during the Interim Period, the Vendor may increase or cause to be decreased the Vendor Receivable as may be required by the Corporation and the Corporation shall be entitled to draw under the credit facilities with the ATB.

4.4    Dealings or Operations re PNG Assets

        Except in an emergency in order to prevent loss of life, injury to persons or damage to or loss of property, or as contemplated in the Confidential Information Memorandum or the Data Rooms, during the Interim Period, the Vendor shall not permit the Corporation, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), to:

  (a)
  voluntarily assume any obligation or commitment with respect to the PNG Assets, where the Corporation's share of the expenditure associated with such obligation or commitment is estimated by the Vendor or the Corporation to exceed $25,000;

  (b)
  surrender or abandon any of the PNG Assets other than in the ordinary course of business;

  (c)
  amend any Title and Operating Documents in any material manner or enter into any new material agreement respecting the PNG Assets;

  (d)
  propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of, any of the PNG Assets, or propose or initiate any operations on the Lands which have not commenced or have not been committed to by the Corporation as of the Signing Date, if such exercise or option would result in either an obligation of the Corporation after the Signing Date in excess of $250,000 or a Material Adverse Effect on the value of any of the PNG Assets; or

  (e)
  resign, or take any action which would result in its resignation or replacement, as operator of any of the Lands or the Petroleum and Natural Gas Rights.

        If the Vendor or the Corporation reasonably determines that any such expenditures or actions are necessary to prevent loss of life or injury to Persons, damage to or loss of property, the Vendor shall, or shall cause the Corporation to, give prompt notice to the Purchaser of such intention or actions and the Vendor's or Corporation's estimate of the costs and expenses associated therewith. The Vendor and the Purchaser further acknowledge and agree that notwithstanding the provisions of Section 4.4(a) and Section 4.4(d) hereof, the Corporation shall drill the Bantry Lands during the Interim Period unless and until the Purchaser delivers to the Vendor a written notice requiring the Corporation not to drill any Bantry Lands in respect of which drilling has not been commenced by the Corporation and upon receipt of any such written notice the Corporation shall not drill such Bantry Wells and the provisions of Section 2.6(b) shall apply.

4.5    Proposals for Dealings or Operations re PNG Assets

        If the Corporation receives notice of proposed operations, or the exercise of any right or option, respecting the PNG Assets from a third party during the Interim Period in circumstances in which such operation or the exercise of such right or option would require the consent of the Purchaser pursuant to Section 4.3 or 4.4, the following paragraphs shall apply to such operation or the exercise of such right or option (hereinafter referred to as the "Proposal"):

  (a)
  the Vendor shall cause the Corporation to give prompt notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail, and whether the Corporation intends to exercise its rights with respect to the Proposal.

  (b)
  the Purchaser shall, not later than 4 Business Days prior to the time the Corporation is required to make its election with respect to the Proposal (the "Election Time"), advise the Vendor and the Corporation, by notice, whether it wishes the Corporation to exercise its rights with respect to the Proposal, provided that failure of the Purchaser to make such request within such period shall be deemed to be an election by the Purchaser to have the Corporation proceed with its intention with respect to the Proposal as specified in the notice delivered pursuant to Section 4.5(a).

  (c)
  if the Vendor agrees with the response to the Proposal requested by the Purchaser, the Vendor shall cause the Corporation to make the election requested by the Purchaser with respect to the Proposal within the period during which the Corporation may respond to the Proposal.

  (d)
  if the Vendor disagrees with the response to the Proposal requested by the Purchaser, the Vendor, the Purchaser and the Corporation shall meet at least 2 Business Days prior to the election time to discuss their differences. If consensus is not reached at that meeting, or if the Purchaser refuses to attend the meeting, the Vendor shall have the unilateral right to determine the response of the Corporation to the Proposal and such response shall be binding on the Purchaser.

  (e)
  a request by the Purchaser not to consent to any Proposal required to preserve the existence of any of the PNG Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that the Corporation's interest therein is terminated or reduced as a result thereof, and such termination or reduction shall be deemed to be a Permitted Defect and shall not constitute a failure of the Vendor's representations and warranties pertaining to such PNG Assets.

4.6    Meetings to Discuss Transitional Matters

        During the Interim Period, the Vendor shall cause the officers of the Corporation who are located in Calgary, Alberta to be available to meet with the Purchaser on request on regular basis during normal business hours in the Corporation's offices in Calgary, Alberta to review the administration, management and operation of the PNG Assets and any and all expenditures planned for the PNG Assets. The Purchaser shall provide the Vendor with at least 24 hours advance notice of any such meeting with the Corporation and the Vendor together with its advisors shall be entitled to be present at and participate in such meetings.

4.7    Insurance

        The Purchaser acknowledges that the Vendor maintains, or causes the Corporation to maintain, certain policies of insurance and surety bonds that provide certain coverage in favour of the Corporation as set out in Schedule 4.7. The Vendor will or will cause the Corporation to maintain such existing policies of insurance and surety bonds until 11:59 p.m. (Mountain Time) on the Closing Date. Thereafter the Purchaser will or will cause the Corporation to procure and maintain any and all policies of insurance as the Purchaser or the Corporation at its or their respective costs and expense, deem advisable. All risk of loss with respect to the Corporation or the PNG Assets or other properties of the Corporation shall pass to the Purchaser at the Time of Closing. After the Closing Date, the Vendor shall have no further responsibility or duty to administer, in any fashion, claims under any insurance policies.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARTIES

5.1    Vendor's Representations and Warranties

        The Vendor represents and warrants to the Purchaser that:

  (a)
  Standing: Each of the Vendor and the Corporation:

  (i)
  is a corporation duly incorporated or amalgamated, organized, validly subsisting and up to date with all of its corporate filings under the laws of its jurisdiction of amalgamation or incorporation;

  (ii)
  has all necessary corporate power and authority to own or lease its properties and assets (including the PNG Assets in the case of the Corporation) and to carry on its business as now being conducted; and

  (iii)
  is duly qualified to own or lease its properties and assets (including the PNG Assets in the case of the Corporation) and to carry on its business and is up to date with all of its corporate filings required to be made in each jurisdiction, other than in the Province of Saskatchewan, in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.

  (b)
  Requisite Authority: The Vendor has the requisite corporate capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered by it pursuant hereto and to perform the obligations to which it thereby becomes subject.

  (c)
  Authorization and Enforceability: The Vendor has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, including the sale of the Canada Shares and the Vendor Receivable in accordance with the provisions of this Agreement. The Corporation at Closing shall have taken all necessary corporate action to authorize the transfer and assignment of the Canada Shares and the Vendor Receivable to the Purchaser in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Vendor, and this Agreement and all other documents executed and delivered on behalf of the Vendor pursuant hereto shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

  (d)
  No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Canada Shares and the Vendor Receivable to the Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization, waiver of rights of first refusal or approval under:

  (i)
  any term or provision of the constating documents of the Vendor or the Corporation other than any thereof which have been obtained prior to the Effective Date or will be obtained prior to the Closing Date;

  (ii)
  subject to the satisfaction of the conditions precedent to Closing under Section 7.2(d), any agreement, instrument, permit or authority to which the Vendor or the Corporation is a party or by which the Vendor or the Corporation is bound; or

  (iii)
  any Applicable Law (except for approvals required under the Competition Act) or any judicial order, award, judgment or decree applicable to the Vendor or the Corporation.

  (e)
  Private Companies: The Corporation is not a "reporting issuer" under relevant securities legislation or a "distributing corporation" under relevant corporate legislation. The Corporation is a "private company" within the meaning of the Securities Act (Alberta).

  (f)
  Residency For Tax Purposes: The Vendor is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

  (g)
  Authorized and Issued Capital of the Corporation: The authorized share capital of the Corporation consists of an unlimited number of Class "A" Common Shares, an unlimited number of Class "B" Common Shares and an unlimited number of Preferred Shares, of which 26,399,363 Class "A" Common Shares (being the Canada Shares) have been validly issued and are outstanding as fully paid and non-assessable shares of the Corporation, which Shares are currently registered in the name of the Vendor.

  (h)
  Title to Canada Shares: The Vendor is the registered and beneficial owner of all of the Canada Shares and has good and marketable title to the Canada Shares free and clear of all Security Interests, equities and claims, except those of the Purchaser arising pursuant to this Agreement, and are not subject to any voting trust, or similar arrangement, any unanimous shareholder agreement, or any agreement affecting the ability to transfer the Canada Shares.

  (i)
  No Share Rights: Except for the Share Rights of the Purchaser under this Agreement, as at the Closing Date, no Person shall have any Share Right or other agreement, option or privilege (whether pre-emptive, contractual or otherwise) capable of becoming a Share Right, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued Shares in the authorized share capital of the Corporation or of any other security of the Corporation.

  (j)
  Vendor Receivable: As at the Closing Date, (i) the only Shareholder Debt shall be the Vendor Receivable; (ii) all interest on the Vendor Receivable shall have been paid in full and there shall be no accrued and unpaid interest thereon; and (iii) the Vendor Receivable shall be assignable to the Purchaser.

  (k)
  Title to Vendor Receivable: The Vendor is the legal and beneficial owner of the Vendor Receivable and has good and marketable title to the Vendor Receivable free and clear of all Security Interests, equities and claims, except a postponement of claim in respect thereof to the ATB, and those of the Purchaser arising pursuant to this Agreement.

  (l)
  Subsidiaries: The Corporation has no Subsidiaries.

  (m)
  Financial Statements: The Vendor has previously furnished the Financial Statements to the Purchaser. Except for certain Futures Transactions of the Corporation which were reflected on the consolidated balance sheet of the Vendor, the Financial Statements fairly present the financial position of the Corporation as at the respective dates thereof, as well as the results of operations and changes in financial position of the Corporation for the periods covered thereby, as applicable, in accordance with GAAP consistently applied and the accounting policies set out in the notes to such Financial Statements. Such Financial Statements, together with the notes thereto, contain or reflect all adjustments and disclosures necessary in order to make such statements not materially misleading.

  (n)
  No Undisclosed Liabilities: Except as disclosed to the Purchaser in this Agreement or the Schedules to this Agreement or the Data Rooms, and except for:

  (i)
  liabilities which are disclosed or adequately provided for in the Financial Statements;

  (ii)
  liabilities incurred in the ordinary course of business of the Corporation, subsequent to September 30, 2003;

  (iii)
  the Current Liabilities;

  (iv)
  liabilities of the Corporation to the Vendor in respect of the Vendor Receivable; and

  (v)
  liabilities as a result of transactions contemplated by this Agreement,

    the Corporation has no material liabilities which would be required by GAAP to be disclosed in its financial statements.

  (o)
  No Default: The Corporation is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under:

  (i)
  any mortgage, loan agreement, indenture, evidence of indebtedness to which the Corporation is a party or by which the Corporation (including the PNG Assets) is bound; or

  (ii)
  any judgment, order or injunction of any court, arbitrator or governmental agency,

    which default or potential default would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of the Corporation taken as a whole.

  (p)
  Applicable Law: To the knowledge of the Vendor, the Corporation is in compliance with and have not received nor delivered any written notices of non-compliance or alleged non-compliance of any provisions of Applicable Law, non-compliance with which would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of the Corporation taken as a whole.

  (q)
  Litigation: Except as disclosed in Schedule 5.1(q), as at the Effective Date, there are no actions, suits or proceedings or investigations pending or, to the knowledge of the Vendor, threatened against the Corporation seeking permanent injunctive relief against a material aspect of the Corporation's business or the PNG Assets, monetary damages in excess of $200,000 in any individual proceeding or $2,500,000 in the aggregate, or which would prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

  (r)
  Taxes: The fiscal year end of the Corporation for income tax purposes, is December 31. The Corporation is a taxable Canadian corporation for the purposes of the Income Tax Act (Canada). Except as set forth in Schedule 5.1(r), the Corporation has:

  (i)
  filed, or will prior to Closing file, all Returns required to be filed under Applicable Law prior to Closing;

  (ii)
  to the knowledge of the Vendor, made complete and accurate disclosure in such returns and in all materials accompanying such Returns;

  (iii)
  paid or accrued all Taxes due and payable under the Tax Returns referred to in Section 5.1(r)(i);

  (iv)
  paid all tax assessments and reassessments and any penalties, interest, fines, governmental charges and other amounts which the relevant authority is entitled to collect from the Corporation before Closing;

  (v)
  to the knowledge of the Vendor, there are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now subsisting against the Corporation in respect of Taxes paid or payable affecting the business carried on by the Corporation;

  (vi)
  there are no matters which are the subject of any agreement with any governmental authority relating to claims for additional Taxes which are unpaid and which affect the Corporation's business nor, to the knowledge of the Vendor, are any such matters under discussion with such authorities;

  (vii)
  there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessments or reassessment of any Tax or the filing of any Tax Returns by, or the payment of any Tax by, or levy of any governmental charge against the Corporation; and

  (viii)
  the Corporation has withheld from each payment made by it the amount of all Taxes and other deductions from wages and salary required to be withheld therefrom and has paid all such amounts due and payable before the date hereof to the proper taxing or other authority within the time prescribed under Applicable Law, including payments or withholdings required to be made in respect of any employees, consultants or contractors of or to the Corporation.

  (s)
  Material Contracts, Plans and Commitments: Except as set forth in any other Schedule hereto, Schedule 5.1(s) hereto is a complete and correct list of all material contracts, plans and commitments to which the Corporation is a party or by which it or any PNG Asset is bound (complete and correct copies of which, as in effect on the date hereof, have been made available to the Purchaser) and the Corporation is not in default in any material respect thereunder and, to the knowledge of the Vendor, no third party is in default in any material respect.

  (t)
  Insurance: Schedule 4.7 hereto is a correct list of all insurance policies and surety bonds, other than directors' and officers' liability policies of the Corporation, by which any of the Corporation or any of its properties or PNG Assets are covered which are in full force and effect.

  (u)
  Resource Pools: The information concerning Resource Pools and tax information of the Corporation as at December 31, 2002 in Schedule 5.1(u) is true and correct in all material respects. The Corporation has not since December 31, 2002, and prior to Closing, will not use or renounce any of its Resource Pools except for the use of the Resource Pools in the Tax year ending immediately prior to Closing.

  (v)
  Bank Accounts: Schedule 5.1(v) contains a complete and correct list of all bank accounts and safety deposit boxes maintained by the Corporation, the names of all Persons authorized to draw thereon or to have access thereto, and a description of any outstanding powers of attorney granted by the Corporation.

  (w)
  Environmental Matters: To the knowledge of the Vendor, the Corporation or the relevant operator has obtained all permits, licenses and other authorizations which are required to own or operate the PNG Assets and the failure of which to obtain would have a Material Adverse Effect upon the value, use or operation of such PNG Assets. To the knowledge of the Vendor, except as set forth in the Environmental Audit, the Corporation is in material compliance with Environmental Law and the Corporation has not received any written notice of any material non-compliance with Environmental Law, the failure with which to comply would result in a Material Adverse Effect.

  (x)
  Compliance with Applicable Law: Where the Corporation is operator of particular Lands, all Wells on such Lands have been drilled and, if completed, completed in material compliance with all Applicable Laws in force at the time of drilling and completion, and subsequent to completion all such Wells have been operated and, where abandoned, abandoned in accordance with all Applicable Laws and good oil and gas industry practices; and where the Corporation is not operator of particular Lands, the Vendor has no knowledge that this is not the case.

  (y)
  No Fees etc.: Neither the Vendor nor the Corporation has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions (other than the commission payable to Torode Realty in respect of any sublease of the Office Lease) with respect to the transactions herein for which the Purchaser or the Corporation shall have any obligation or liability.

  (z)
  Minute Books: Subject to deficiencies identified in Schedule 5.1(z), the minute books of the Corporation contain complete and accurate copies of all constating documents, by-laws and other governing documents, minutes of meetings and all resolutions of the directors and shareholders thereof, and the registers contained in each such minute book are complete and accurate and all meetings of the directors and shareholders thereof were duly called and held.

  (aa)
  Books and Records: The books and records of the Corporation set out and disclose in all material respects, in accordance with generally accepted accounting principles consistently applied, the financial position of the Corporation as at the Effective Date and as at Closing, and all material financial transactions of the Corporation have been recorded in such books and records.

  (bb)
  Title: The Vendor does not warrant title to the Assets but does represent and warrant that neither the Corporation nor the Vendor has done any act or thing whereby any of the PNG Assets may be cancelled or determined and, except for Permitted Encumbrances, the PNG Assets are free and clear of all Burdens created by, through or under the Corporation or any other Affiliate of the Vendor, or of which the Vendor has knowledge.

  (cc)
  Futures Transactions: As at the Closing, there shall be no Futures Transactions to which the Corporation is a party or is bound, either as principal or surety.

5.2    Purchaser's Representations and Warranties

        The Purchaser represents and warrants to the Vendor that:

  (a)
  Standing: The Purchaser is a corporation, duly organized, validly existing under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the Province of Alberta.

  (b)
  Requisite Authority: The Purchaser has the requisite corporate capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject.

  (c)
  Execution and Enforceability: The Purchaser has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the purchase of the Canada Shares and the Vendor Receivable in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

  (d)
  No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Canada Shares and the Vendor Receivable by the Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:

  (i)
  any term or provision of the constating documents of the Purchaser;

  (ii)
  any permit or authority to which the Purchaser is a party or by which the Purchaser is bound; or

  (iii)
  Applicable Law (except for approvals required under the Competition Act) or any judicial order, award, judgement or decree applicable to the Purchaser.

  (e)
  Litigation: There are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser seeking relief which would prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

  (f)
  Investment Canada Act: The Purchaser is not a non-Canadian within the meaning of the Investment Canada Act (Canada).

  (g)
  Acting as Principal: The Purchaser is purchasing the Canada Shares and the Vendor Receivable as principal.

  (h)
  Funds Available: The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable the Purchaser to make payment of the Purchase Price and any other amounts to be paid by it hereunder (including any adjustment to the Purchase Price).

  (i)
  No Fees etc.: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions with respect to the transactions herein for which the Vendor shall have any obligation or liability.

5.3    Survival of Representations and Warranties

        Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Sections 5.1 or 5.2, as the case may be. The representations and warranties in Sections 5.1 and 5.2 shall (except where a specific time is otherwise indicated) be true on the Signing Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for the Survival Period applicable thereto, for the benefit of the Party for which such representations and warranties were made. However, no claim or action shall be commenced with respect to misrepresentation or breach of warranty, unless, within the Survival Period applicable thereto, written notice specifying such misrepresentation or breach of warranty in reasonable detail has been provided to the Party which made such representation or warranty.

5.4    No Additional Representations or Warranties by Vendor

        Except as and to the extent set forth in Section 5.1, the Vendor makes no representation or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to the Purchaser (including, but not limited to, any opinion, information or advice which may have been provided to the Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of the Corporation, the Vendor, Affiliates of the Vendor, the Financial Advisors, Gilbert or any other agent, consultant, representative or Person, collectively referred to as the "Vendor's Representatives"). Without limiting the generality of the foregoing, except as and to the extent, if any, set forth in Section 5.1 hereof, the Assets on Closing will be possessed by the Corporation on an "as is, where is" basis and on the occurrence of Closing, the Purchaser shall be deemed to have acknowledged that it has had an opportunity to inspect and review the Assets and all books, records, accounts, documents and information of the Vendor and the Corporation which are made available to the Purchaser and for greater certainty, the Vendor makes no representations or warranties expressed or implied in fact or by law, with respect to:

  (a)
  title to any of the Corporation's interests in any properties or assets, including the PNG Assets or the accuracy of the Title Opinions or Environmental Audit;

  (b)
  the quantity, quality or recoverability of Petroleum Substances respecting the Lands;

  (c)
  any estimates of the value of the PNG Assets or the revenues applicable to future production from the Lands;

  (d)
  any engineering, geological, environmental or other interpretations or economic evaluations respecting the PNG Assets;

  (e)
  the rates of production of Petroleum Substances from the Lands;

  (f)
  the quality, condition, merchantability or serviceability of the Assets;

  (g)
  the suitability of any of the Assets for use for any purpose; or

  (h)
  any information provided or made available to the Purchaser by the Vendor, the Corporation or the Vendor's Representatives in the Data Rooms or otherwise, including the Title and Operating Documents, the Environmental Audit, the Seismic Data, the Financial Statements, the Confidential Information Memorandum, any engineering report or update, books, accounts, records, minute books, tax returns and filings and other information and documents of each of the Corporation and the Vendor.

        Without restricting the generality of the foregoing, the Purchaser acknowledges that it has had full access to the Data Rooms and the information contained in, or made available or provided with respect to materials contained in, the Data Rooms and that the Purchaser has made its own independent investigation, analysis, evaluation and inspection of the Corporation, the PNG Assets and the other assets, business, financial condition, operations and prospects of the Corporation, and the extent and value of the reserves of Petroleum Substances attributable to the PNG Assets and that, except for the representations and warranties of the Vendor herein contained, it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the quantum and value of the PNG Assets and the value of the Canada Shares and the Vendor Receivable. The Purchaser also acknowledges that the assignment of the Vendor Receivable shall be without recourse to the Vendor except as contemplated by this Agreement.

5.5    No Merger

        The representations and warranties in Sections 5.1 and 5.2, shall be deemed to apply to all transfers, assignments and other documents conveying any of the Canada Shares and the Vendor Receivable from the Vendor to the Purchaser. Until the end of the Survival Period applicable thereto, there shall not be any merger of any of such representations or warranties in such assignments, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

ARTICLE 6
TITLE DEFECTS AND ENVIRONMENTAL DEFECTS

6.1    Vendor to Provide Access to PNG Assets

        The access afforded to the Purchaser and its representatives pursuant to Section 4.1 shall include:

  (a)
  access to the Corporation's records, files, reports, data and documents directly or indirectly relating to the PNG Assets at the offices of the Corporation in Calgary, Alberta, during normal business hours, for the purpose of the Purchaser's review of the PNG Assets other than the Reviewed Assets and the title of the Corporation thereto, including, without limitation,

  (i)
  all operating, technical, financial and environmental data and information, and

  (ii)
  the PNG Assets described in subparagraphs (a), (c), (d) and (e) of the definition of Miscellaneous Interests; and

  (b)
  a reasonable opportunity to conduct a physical inspection of the PNG Assets (including, without limitation, the Wells, the Tangibles and surface areas included therein or associated therewith) at the Purchaser's sole cost, risk and expense, insofar as the Vendor can cause the Corporation or, pursuant to the Title and Operating Documents, any third party to reasonably provide such access to the PNG Assets;

provided that access to all such information and data described in this Section 6.1 shall be subject to the restrictions described in Section 4.1.

6.2    Title or Environmental Defects

  (a)
  The Purchaser shall conduct its review and inspection of the Corporation's PNG Assets (other than the Reviewed Assets with respect to title review) with reasonable diligence.

  (b)
  Upon becoming aware, and in any event, not later than December 2, 2003, the Purchaser shall give the Vendor written notice of the Title Defects and Environmental Defects which are not Permitted Defects and which the Purchaser does not waive. Such notice shall specify (i) such Title Defects and Environmental Defects in reasonable detail, (ii) the PNG Assets directly affected thereby (the "Affected Assets"), (iii) in the case of Title Defects, the Purchaser's bona fide estimate of the reduction in value of the Affected Assets, broken down on an asset by asset basis and a description of how such value was determined, (iv) in the case of Environmental Defects, the Purchaser's bona fide estimate of the aggregate cost of any required remediation broken down on an itemized and site by site basis, and description of how the cost was determined, and (v) the Purchaser's requirements for the curing or remediation thereof.

  (c)
  If the Vendor receives a notice pursuant to Section 6.2(b), within 5 days of such receipt, the Vendor shall provide written notice to the Purchaser as to whether it agrees with the Purchaser's estimate of the reduction in value of the Affected Assets affected by such Title Defects and the Purchaser's estimated cost of any required remediation for such Environmental Defects, and if it does not agree, its estimate of the reduction in value of the Affected Assets affected by such Title Defects or its estimated aggregate cost of remediating such Environmental Defects, as applicable.

  (d)
  If the Vendor receives a notice pursuant to Section 6.2(b), the Vendor may, but shall not be obligated to, cause the Corporation to make reasonable efforts to cure such Title Defects and remediate Environmental Defects not later than 3 days prior to the Closing Date.

6.3    Uncured Title Defects

  (a)
  If the Vendor receives a notice pursuant to Section 6.2(b) in respect of Title Defects and does not cure such Title Defects (the "Uncured Title Defects") as provided for in Section 6.2(d), then:

  (i)
  if the cumulative amount by which the value of the Affected Assets has been reduced as a result of the Uncured Title Defects is less than or equal to $2,500,000, the Purchaser shall complete the purchase of the Canada Shares and the Vendor Receivable without adjustments to the Purchase Price on account of such Title Defects;

  (ii)
  if the cumulative amount by which the value of the Affected Assets has been reduced as a result of the Uncured Title Defects is greater than $2,500,000 but less than 15% of the Purchase Price, the Purchaser may elect on or before the Closing Date to:

  (A)
  with the agreement of the Vendor, grant a further period of time within which the Vendor may cure or remove the Uncured Title Defects;

  (B)
  waive the Uncured Title Defects and proceed with Closing; or

  (C)
  not waive the Uncured Title Defects, in which event the Purchase Price shall be reduced by the value agreed to in accordance with Section 6.2(c) or determined in accordance with Section 6.3(b) and proceed with Closing; or

  (iii)
  if the cumulative amount by which the value of the PNG Assets affected by the Uncured Title Defects not waived by the Purchaser is equal to or greater than 15% of the

      Purchase Price, then the Vendor or the Purchaser may elect to terminate this Agreement in its entirety by written notice to the other no later than 1 Business Day prior to Closing.

        Failure by the Purchaser to elect or to elect in a timely manner shall be conclusively deemed to be an election to waive all Uncured Title Defects.

  (b)
  If it is necessary to allocate value to any particular portion of the PNG Assets for the purposes of Section 6.3(a), then the Vendor and the Purchaser shall meet and use reasonable efforts to agree on the validity of the Uncured Title Defect and the amount of any required adjustment to the Purchase Price. In determining any required adjustment to the Purchase Price, it is the intent of the Parties to include, when possible, only that portion of the PNG Assets adversely affected by the Uncured Title Defect. If the Parties cannot mutually agree on the adjustment to the Purchase Price for an Uncured Title Defect, then Closing shall be delayed and within 3 Business Days of notice being given by one Party to the other, each Party shall submit the determination of the reduction in the value of the PNG Assets adversely affected by the Uncured Title Defects (which need not be the reduction in values of such Affected Assets set forth in its notice delivered in accordance with Section 6.2(b) or (c), as applicable), together with a written statement as to how such reduction in values was determined, to the Title Evaluator, together with written instructions that:

  (i)
  the Title Evaluator, to the extent that it may be necessary, may engage independent legal counsel to advise the Title Evaluator on the legal aspects of an Uncured Title Defect;

  (ii)
  the Title Evaluator, in accordance with good engineering and evaluation practices, shall select a value for each of the Affected Assets from and based only upon the written statements and values submitted by the Parties to the Title Evaluator, provided that the Title Evaluator must select either the Purchaser's or the Vendor's proposed value and shall not be entitled to propose a compromise settlement; and

  (iii)
  such evaluation must be completed within 5 Business Days from the date of submission.

        The fees and other costs to be paid to the Title Evaluator with respect to the services performed by it shall be borne in equal shares by the Vendor and the Purchaser. If a Party fails to provide a written statement of reduction in value to the Title Evaluator together with its written instructions as set out herein, then the Title Evaluator shall select the other Party's determination of reduction in value and the transaction shall proceed.

  (c)
  Notwithstanding the reduction of the Purchase Price pursuant to Section 6.3(a), the Purchaser agrees that if the Vendor is able to cure or rectify an Uncured Title Defect with respect to any particular portion or portions of the Affected Assets within a period of one year after the Closing Date, the Purchaser shall pay to the Vendor, as an increase in the Purchase Price, the amount by which the Purchase Price was reduced in respect of such Affected Assets, within 10 days after the Purchaser has been notified of such cure or rectification.

6.4    Uncured Environmental Defects

  (a)
  If the Vendor receives a notice pursuant to Section 6.2(b) in respect of Environmental Defects, and does not remedy such Environmental Defects ("Uncured Environmental Defects") as provided for in Section 6.2(d), then:

  (i)
  if the cumulative amount of the estimated costs to remedy such Uncured Environmental Defects is less than or equal to $2,500,000, the Purchaser shall complete the purchase of the Canada Shares and the Vendor Receivable without adjustments to the Purchase Price on account of such Uncured Environmental Defects;

    (ii)
    if the cumulative amount of the estimated costs to remedy such Uncured Environmental Defects is greater than $2,500,000 but less than 15% of the Purchase Price, the Purchaser may elect on or before the Closing Date to:

    (A)
    with the agreement of the Vendor, grant a further period of time within which the Vendor may remediate the Uncured Environmental Defects;

    (B)
    waive the Uncured Environmental Defects and proceed with Closing on the Closing Date; or

    (C)
    not waive the Uncured Environmental Defects, in which event the Purchase Price shall be reduced by the costs agreed to in accordance with Section 6.2(c) or determined in accordance with Section 6.4(b) and proceed with Closing; or

    (iii)
    if the cumulative amount by which the costs to remediate, as determined by the Parties or the Evaluator, such Uncured Environmental Defects not waived by the Purchaser is equal to or greater than 15% of the Purchase Price, then the Vendor or the Purchaser may elect to terminate this Agreement in its entirety by written notice to the other no later than 1 Business Day prior to Closing.

    Failure by the Purchaser to elect or to elect in a timely manner shall be conclusively deemed to be an election to waive all Uncured Environmental Defects.

  (b)
  If it is necessary to determine the costs to remediate any Uncured Environmental Defects for the purposes of Section 6.4(a), then the Vendor and the Purchaser shall meet and use reasonable efforts to agree on the validity of the Uncured Environmental Defect, and the amount of any required adjustment to the Purchase Price. If the Parties cannot mutually agree on the adjustment to the Purchase Price for an Uncured Environmental Defect, then Closing shall be delayed and within 3 Business Days of notice being given by one Party to the other, each Party shall submit the determination of the costs (which need not be the costs set forth in its notice delivered in accordance with Section 6.2(b) or (c), as applicable) to remediate the Uncured Environmental Defects, together with a written statement as to how such costs were determined, to the Environmental Evaluator with written instructions that:

  (i)
  the Environmental Evaluator, in accordance with good environmental assessment practices, shall select a cost to remediate each Uncured Environmental Defect, from and based only upon the written statements and costs submitted by the Parties to the Environmental Evaluator, provided that the Environmental Evaluator must select either the Purchaser's or the Vendor's proposed costs to remediate and shall not be entitled to propose a compromise settlement; and

  (ii)
  such selection must be completed within 5 Business Days from the date of submission.

    The fees and other costs to be paid to the Environmental Evaluator in respect of the services performed by it shall be paid in equal shares by the Vendor and the Purchaser. If a Party fails to give its written statement of proposed costs to remediate to the Environmental Evaluator together with written instructions as set out herein, then the Environmental Evaluator shall select the other Party's proposed costs to cure and the transaction shall proceed.

6.5    Extension of Closing Date

        Notwithstanding any other provisions in this Agreement concerning the Closing Date, if:

  (a)
  costs to cure are to be determined by an Environmental Evaluator and the Environmental Evaluator's decision has not been received by the Parties on or before 8:00 a.m. Calgary, Alberta time on the Closing Date; or

  (b)
  if a value is to be determined by the Title Evaluator and the Title Evaluator's decision has not been received by the Parties on or before 8:00 a.m. Calgary, Alberta on the Closing Date,

then the Closing Date shall be extended automatically to 2 Business Days after the date upon which all such Title Evaluator's decision or the Environmental Evaluator's decision has been given to the Parties.

ARTICLE 7
CONDITIONS TO CLOSING

7.1    Conditions to the Obligations of the Purchaser to Close

        The obligation of the Purchaser to complete the purchase of the Canada Shares and the Vendor Receivable from the Vendor pursuant to this Agreement is subject to the fulfilment, on or prior to the Closing Date, of the following conditions precedent:

  (a)
  Representations and Warranties: All representations and warranties of the Vendor contained in this Agreement, except where a specific time is otherwise indicated, shall be true in all material respects at the Closing Date as if made then in each case, and a certificate to that effect from an officer of the Vendor shall have been delivered to the Purchaser.

  (b)
  Covenants and Agreements: The Vendor shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by the Vendor at or prior to the Closing Date and a certificate to that effect from an officer of the Vendor shall have been delivered to the Purchaser.

  (c)
  Competition Act: The Commissioner or any person authorized to exercise the powers and perform the duties of the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated herein; or the appropriate time period specified in Section 123 of the Competition Act shall have expired and neither the Commissioner, nor the Competition Tribunal as authorized under the said Act shall have taken, or have indicated their intention to take, any action under the said Act, whether before or after the Closing Date which could materially interfere with or detrimentally affect the transactions contemplated herein.

  (d)
  Other Approvals: All material other governmental or regulatory or third party filings, approvals and consents as may be necessary for the closing of the purchase of the Canada Shares and the Vendor Receivable contemplated by this Agreement shall have been obtained and all legally imposed waiting periods applicable to the transactions contemplated herein shall have expired or early termination of such waiting periods shall have been obtained without the imposition of any regulatory approval which requires the sale or disposition or holding separate (through trust or otherwise) of any of the Canada Shares or the Assets.

  (e)
  Closing Deliveries: The Purchaser shall have received delivery of all documents required to be delivered by the Vendor or the Corporation pursuant to Section 3.2(a).

  (f)
  No Prohibitions: No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement.

  (g)
  No Material Change: There shall have been no physical damage to the Assets which would have a Material Adverse Effect provided that a change in reservoir performance in no event shall be regarded as physical damage to the Assets.

  (h)
  Outside Date: The Closing shall have occurred not later than the Outside Date.

7.2    Conditions to Obligations of Vendor to Close

        The obligation of the Vendor to complete the sale of the Canada Shares and the Vendor Receivable to the Purchaser pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

  (a)
  Representations and Warranties: All representations and warranties of the Purchaser contained in this Agreement, except where a specific time is otherwise indicated, shall in all material respects be true at the date hereof and the Closing Date as if made then in each case except for minor inaccuracies which are not in the aggregate material and a certificate to that effect from an officer of the Purchaser shall have been delivered to the Vendor.

  (b)
  Covenants and Agreements: The Purchaser shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by the Purchaser at or prior to the Closing Date and a certificate to that effect from an officer of the Purchaser shall have been delivered to the Vendor.

  (c)
  Competition Act: The Commissioner or any person authorized to exercise the powers and perform the duties of the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated herein; or the appropriate time period specified in Section 123 of the Competition Act shall have expired and neither the Commissioner, nor the Competition Tribunal as authorized under the said Act shall have taken, or have indicated their intention to take, any action under the said Act, whether before or after the Closing Date which could materially interfere with or detrimentally affect the transactions contemplated herein.

  (d)
  Other Approvals: All governmental or regulatory or third party filings, approvals and consents as may be necessary for the sale of the Canada Shares and the Vendor Receivable contemplated by this Agreement shall have been obtained and all legally imposed waiting periods applicable to the transactions contemplated herein shall have expired or early termination of such waiting periods shall have been obtained without the imposition of any regulatory approval which requires the sale or disposition or holding separate (through trust or otherwise) of any of the Canada Shares or the Assets.

  (e)
  Closing Deliveries: The Vendor shall have received delivery of all payments and documents required to be delivered by the Purchaser pursuant to Section 3.2(b) hereof.

  (f)
  No Prohibitions: No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall be enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement.

  (g)
  Outside Date: The Closing shall have occurred not later than the Outside Date.

7.3    Parties to Exercise Diligence with Respect to Conditions, etc.

        Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Sections 7.1 and 7.2. The Vendor agrees to pay to the Purchaser one-half of the filing fee payable by the Purchaser under the Competition Act in respect of a request for an advance ruling certificate under Section 102 of the Competition Act or a pre-merger notification.

7.4    Waiver of Conditions

        The conditions in Section 7.1 are for the sole benefit of the Purchaser and the conditions in Section 7.2 are for the sole benefit of the Vendor. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party.

7.5    Failure to Satisfy Conditions

        If any of the conditions in Sections 7.1 or 7.2 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of whom such condition has been included, such Party may terminate this Agreement pursuant to Section 8.1 hereof by written notice to the other Party prior to Closing.

ARTICLE 8
TERMINATION

8.1    Grounds for Termination

        This Agreement may be terminated prior to the Closing Date:

  (a)
  by the mutual written agreement of the Vendor and the Purchaser;

  (b)
  in accordance with Section 6.3(a)(iii) or 6.4(a)(iii) by the Party and in the circumstances contemplated thereby;

  (c)
  in accordance with Section 7.5 by the Party and in the circumstances contemplated thereby; or

  (d)
  by the Vendor or by the Purchaser if the consummation of such transactions would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction, provided that, notwithstanding anything to the contrary express or implied herein, a Party shall not be allowed to exercise any right of termination pursuant to this Section 8.1 if the event giving rise to such right is due to a Purchase Agreement Default by such Party.

8.2    Effect of Termination

        If this Agreement is terminated by the Vendor or by the Purchaser as permitted under Section 8.1 hereof:

  (a)
  except as contemplated by this Section 8.2, such termination shall be without liability of any Party to any other Party to this Agreement, or to any of their shareholders, directors, officers, employees, agents, consultants or representatives, and the Parties shall be released from all of their obligations under this Agreement;

  (b)
  if such termination shall result from a Purchase Agreement Default of a Party, such party shall not be released from such Purchase Agreement Default and shall be fully liable for any and all losses, costs, damages (excluding consequential damages), expenses, charges, fines, penalties, assessments or other liabilities sustained or incurred by the other Party or parties directly or indirectly as a result thereof;

  (c)
  the Deposit and all interest earned thereon shall be paid to the Party entitled thereto as determined in Section 8.3 hereof;

  (d)
  the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser; and

  (e)
  the Confidentiality Agreement, Article 9 hereof and Sections 12.6 and 12.7 hereof shall survive any termination of this Agreement.

8.3    Entitlement to Deposit on Termination

        If this Agreement is terminated pursuant to Section 8.1 and the event giving rise to the termination is not due to a Purchase Agreement Default of the Purchaser, then the Deposit provided for in Section 2.2(b) shall be returned to the Purchaser, together with interest earned thereon. However, if the Agreement is terminated pursuant to Section 8.1 prior to Closing as a result of a Purchase Agreement Default by the Purchaser, then such Deposit, together with the interest earned thereon, may be retained by the Vendor as a genuine pre-estimate of the Vendor's liquidated damages and not as a penalty and in such event the Vendor shall have no further claim against the Purchaser hereunder, including for greater certainty for consequential damages or loss of profits.

ARTICLE 9
INFORMATION, MATERIALS AND CONTINUING REPORTS

9.1    Access to Information

        After the Closing Date, the Vendor may upon reasonable notice to the Purchaser and subject to the Purchaser's contractual restrictions relative to disclosure, have access during normal business hours to the Title and Operating Documents, any engineering report, the Environmental Audit, the Financial Statements and the financial statements, books, accounts, records, minute books, Returns, Tax assessments, filings, maps, documents, files, information and materials of the Corporation and to obtain and copy information in respect of matters arising out of or relating to any period of time through the Closing if copies of such records or if the information derived from such access would be helpful and beneficial to the Vendor or its Affiliates:

  (a)
  in connection with audits;

  (b)
  in connection with the Vendor's dealings with taxing and other regulatory authorities;

  (c)
  in connection with the Vendor's efforts to cure any Title Defect as contemplated by Section 6.3(c);

  (d)
  in connection with the Employees and any rights or obligations of the Corporation with respect to the Employees;

  (e)
  to comply with Applicable Law; or

  (f)
  in connection with any action, suit or proceeding commenced or threatened by the Corporation, the Purchaser or any third Person against the Vendor, its directors, officers, employees, agents, solicitors, engineers, accountants and consultants for which the Vendor may have any liability.

9.2    Maintenance of Information

        The Purchaser agrees that all of the information and materials of the Corporation, including without limitation, the general corporate records, the financial and accounting records and the Tax records, which records relate to or were created with respect to matters arising or relating to the period through the Closing, shall be retained, maintained in good order and good condition and kept in a reasonably accessible location by the Purchaser and its Affiliates for a period of time (the "Retention Period") beginning on the Closing Date and ending on the later of:

  (a)
  the expiration of any applicable limitations periods with respect to any Taxes relating to periods beginning before the Closing, as such limitations are provided for under Applicable Law; or

  (b)
  the end of such period as may be required by Applicable Law; or

  (c)
  6 years.

        The Purchaser further agrees that the Vendor and its Affiliates may, during the Retention Period at their expense, make such copies of the information and materials described above as they may reasonably request, provided that at any time prior to the expiration of the Retention Period, the Purchaser may destroy or give up possession of any such information or materials if it first offers the Vendor the opportunity (by delivery of at least 60 days prior written notice to the Vendor, which notice shall contain a detailed listing of the information and materials proposed to be destroyed, with an additional copy of such notice delivered to the attention of the Vendor's tax department), at the Vendor's expense, without any payment to the Purchaser, to obtain delivery of or a copy of so much of such information or materials as the Vendor, in its sole discretion, desires. If the Purchaser sells all of the shares of the Corporation or substantially all of the undertaking and assets of the Corporation at any time during the Retention Period, the Purchaser covenants to use commercially reasonable efforts to have the purchaser thereof agree to abide by the Purchaser's covenant under this Section 9.2.

9.3    Tax Returns

        The Vendor shall prepare at its expense within 3 months of the Closing Date and the Purchaser shall cause the Corporation to sign and file all returns and forms for Taxes applicable to the Corporation for periods ending on or before the Closing Date and the Purchaser shall provide the Vendor reasonable access to all information required to do so on a timely basis. The Vendor shall, prior to the filing of any returns and forms, provide such returns and forms to the Purchaser for its review and comment, and the Purchaser agrees to provide any comments thereon to the Vendor within 15 days of the Purchaser's receipt thereof. The Vendor shall be entitled to use Resource Pools of the Corporation to eliminate any liabilities of the Corporation for Taxes in such returns.

9.4    Name Change for Corporation

        Notwithstanding any other provision of this Agreement, the Purchaser acknowledges and agrees that no right in, to or under any right, title, interest or goodwill in and to the "MARKWEST" name will be acquired by the Purchaser hereunder. The Purchaser shall within 5 days of Closing cause to be registered in the applicable registries a certificate of name change in respect of the name of the Corporation deleting all references to "MARKWEST" and provide evidence to the Vendor that all such requisite action has been taken, including the making of all governmental and other filings, in order to give effect to the change of name of the Corporation. The Purchaser shall also cause all signs bearing the Corporation's name that includes the word "MARKWEST" to be removed or changed not later than 90 days following Closing. All costs incurred in registering any certificate of name change shall be borne by the Purchaser.

9.5    Vendor Information

        The Vendor acknowledges that the Purchaser may have an obligation to disclose, on a timely basis, all material information concerning its business and affairs to the public. The Vendor also acknowledges that the Purchaser may, from time to time, prepare and file documents such as prospectuses and take-over bid circulars with securities regulatory authorities which documents must provide full, true and plain disclosure of all material information concerning the business and affairs of the Purchaser, which may include financial, operational and reserve information concerning the Assets for the period prior to the Closing Date. The Vendor covenants and agrees to cooperate in a timely manner with and provide all information in the possession of the Vendor that the Purchaser may reasonably request concerning the Assets to the Purchaser in order to permit the Purchaser to comply with its disclosure obligations under applicable securities laws. The Purchaser acknowledges and agrees that, except to the extent that the Vendor is otherwise liable to the Purchaser under the terms of this Agreement, the Vendor shall have no liability whatsoever to the Purchaser, or to any third party, in respect of the provision of information by the Vendor pursuant to this Section 9.5 and the Purchaser agrees to indemnify and save the Vendor harmless from any loss, expense or damage whatsoever suffered or incurred by the Vendor or any action or claim brought against the Vendor in respect thereof.

ARTICLE 10
EMPLOYEES

10.1    Liability of Vendor for Employees

  (a)
  Prior to or concurrent with Closing, the Vendor shall cause the Corporation to terminate the employment or accept resignation of the employees who are named in Exhibit I to the Disclosure Letter and the employees who do not receive offers of continued employment from the Purchaser pursuant to Subsection 10.2(a) ("Non-Continuing Employees").

  (b)
  The Vendor at all times shall be liable for any and all obligations and liabilities relating to the employment of the Employees by the Corporation prior to the Closing Date, and for greater certainty including payments due under incentive agreements with Continuing Employees or for cash bonuses, if any, pro rated in all cases to the Closing Date, but specifically excluding any obligations and liabilities of the Purchaser as set out in Section 10.2. The Vendor shall indemnify and save harmless the Purchaser and its Affiliates (and their respective directors, officers, employees and agents) in respect of any claims or liabilities under this paragraph (including the costs incurred by any of them on a solicitor and client basis) which may arise as a result of the employment or the termination of employment of any such Employee prior to the Closing.

10.2    Liability of the Purchaser for Employees

  (a)
  Prior to December 2, 2003, the Purchaser shall notify the Vendor and the Corporation, in writing, of the names of those Employees, other than the Non-Continuing Employees referred to in the Disclosure Letter, to whom the Purchaser will make offers of continued employment and the Purchaser shall concurrently make written offers of continued employment, conditional on the Closing, to such employees ("Continuing Employees") and, at the same time, provide the Corporation with copies of the said offers. Each such offer shall be effective on the Closing Date and shall be open for acceptance until 5:00 p.m. on December 8, 2003. Each offer shall include a position and compensation and other terms of employment for each such employee that are at least equivalent to each such employee's position, compensation and other terms of employment immediately prior to the date of the offer. The Purchaser shall notify the Vendor and the Corporation, in writing, regarding any such offers that are accepted or rejected, as this information becomes available.

  (b)
  The Purchaser, on and after the Closing Date, shall be liable for any and all obligations and liabilities relating to the employment of the Continuing Employees by the Corporation or the Purchaser on or after the Closing Date, including any and all liabilities to or claims by or on behalf of the Continuing Employees on or after the Closing Date, arising out of the employment of the Continuing Employees or the termination of that employment by the Corporation or the Purchaser, notwithstanding that any such termination obligations or liabilities arose or accrued in whole or in part based upon the duration of employment prior to the Closing Date. Notwithstanding the foregoing, the Purchaser has no obligations with respect to any retention obligations, if any, of the Vendor or Corporation to the Non-Continuing Employees referred to in Section 10.1(a). The Purchaser shall indemnify and save harmless the Vendor and the Corporation (and their respective directors, officers, employees and agents) in respect of any claims or liabilities (including the costs incurred by any of them on a solicitor and client basis) which may arise as a result of the employment or the termination of employment of any Continuing Employees on or after the Closing.

  (c)
  The Purchaser shall not make, or cause to be made, any offers of employment or engagement to any Non-Continuing Employees other than the employees named in Exhibit 1 to the Disclosure Letter for a 6 month period following the Closing Date.

10.3    Co-operation on Transition

  (a)
  The Parties agree to co-operate with each other on all Continuing Employee transition matters, including the sharing of any and all information regarding benefit plans, compensation policies, payroll, employee manuals and handbooks, terms of letters of offer of employment or engagement and any other employment matters.

  (b)
  The Vendor will deliver to the Purchaser on or before the second Business Day immediately prior to the Closing Date a schedule which accurately sets forth as at the Closing Date the accrued vacation for each Continuing Employee.

10.4    Employee Records

        The Vendor shall transfer or cause to be transferred to the Purchaser, on Closing, copies of records relating to the employment or engagement of the Continuing Employees. The Purchaser acknowledges that such records contain confidential information and undertakes to maintain the confidentiality of such information by handling it in accordance with the Purchaser's applicable confidentiality policy. Notwithstanding the foregoing, to the extent that the consent of a Continuing Employee to a transfer of records is legally required, no such transfer shall occur until the consent is obtained.

10.5    Benefit Arrangements

        Except for the obligations assumed by the Purchaser under this Agreement, the Vendor shall retain full responsibility for and shall pay or cause to be paid, all benefits or amounts in respect of Employees that become payable by reason of or in connection with any and all claims made by the Employees regarding employee benefits and other similar plans, as applicable, prior to the Closing Date and the Purchaser shall be responsible for all benefits and amounts for Continuing Employees that become payable by reason of, or in connection with, any and all claims made by the Continuing Employees, on or after the Closing Date. For purposes of this Section 10.5, a claim shall be deemed to have been incurred, in the case of health and dental benefits, on the date a prescription is filled or treatment received or, otherwise on the date of occurrence of the applicable injury, death, or any other event giving rise to such claim or series of related claims.

10.6    No Rights Conferred

        The Parties agree that nothing contained herein shall confer upon any former, current or future employee of the Vendor, Corporation or Purchaser or any legal representative or beneficiary thereof any right or remedies, including without limitation, any right to employment or continued employment of any nature, for any specified period.

ARTICLE 11
LIABILITY AND INDEMNIFICATION

11.1    Responsibility of Vendor

        Subject to the limitations set forth herein, the Vendor shall indemnify and save harmless the Purchaser, its Affiliates and their respective directors, officers, servants, agents, advisors and employees from and against all losses, costs, damages (excluding consequential damages), expenses, charges, fines, penalties, assessments or other liabilities whatsoever which may be brought against any one or more of them or which any one or more of them may sustain, pay or incur, as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by the Vendor herein or in any document delivered at Closing, but only if a written notice specifying the Purchase Agreement Default in reasonable detail is delivered by the Purchaser to the Vendor prior to the expiry of the Survival Period applicable to such Purchase Agreement Default.

11.2    Responsibility of Purchaser

        Subject to the limitations set forth herein, the Purchaser shall indemnify and save harmless the Vendor, its Affiliates and their respective directors, officers, servants, agents and employees harmless from and against all losses, costs, damages (excluding consequential damages), expenses, charges, fines, penalties, assessments or other liabilities whatsoever which may be brought against any one or more of them or which any one or more of them may sustain, pay or incur, as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with:

  (a)
  any Purchase Agreement Default made by the Purchaser herein or in any document delivered at Closing, but only if a written notice specifying the Purchase Agreement Default in reasonable detail is delivered by the Vendor to the Purchaser prior to the expiry of the Survival Period, if any, applicable to such Purchase Agreement Default; or

  (b)
  the PNG Assets or the Corporation (whether before, on or after the Closing Date), including without limitation all Abandonment and Reclamation Obligations and Environmental Damage,

but excluding any matter or thing which constitutes a Purchase Agreement Default by the Vendor for which the Purchaser has delivered a notice to the Vendor prior to the expiry of the Survival Period applicable to such Purchase Agreement Default claiming an indemnity from the Vendor under Section 11.1 hereof.

11.3    Limit on Vendor's Responsibility

        The Vendor's obligations and liability under this Agreement shall be subject to the following limitations:

  (a)
  The Vendor shall have no liability in connection with any claims for losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities relating to any Purchase Agreement Default of the Vendor until the aggregate of such claims exceeds $2,500,000 and, upon the aggregate of such claims exceeding $2,500,000, the Vendor shall be required to indemnify the amount of such claims.

  (b)
  The total of the liabilities and indemnities of the Vendor under this Agreement, including, without limitation, any claims for losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities relating to Title Defects, Environmental Defects or Purchase Agreement Defaults, shall not exceed $20,000,000.

  (c)
  The Vendor shall have no liability in connection with any consequential damages or loss of profits.

11.4    Responsibility Extends to Legal Costs and Settlements

        Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed by Sections 11.1 and 11.2 shall be deemed to include reasonable legal and other professional fees and disbursements on a full indemnity basis, and shall extend to settlements, satisfactions or other compromises with respect to claims by third Persons for losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities.

11.5    Limitations

        Notwithstanding anything herein to the contrary:

  (a)
  The indemnities provided in Sections 11.1 and 11.2 shall not apply to the extent that claims for losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities are reimbursed by insurance or caused by the negligence, wilful default or misconduct of the Persons claiming indemnity.

  (b)
  If claims for losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities of Persons claiming indemnity at any time are reduced by any tax benefit or recovery, the amount of the indemnity payment shall be reduced by a like amount and if such tax benefit or recovery is determined subsequent to the making of the indemnity payment then the amount of such reduction, together with interest thereon from the date of payment thereof at the rate specified in Section 12.9, shall promptly be repaid by the Person claiming indemnity to the indemnifying party.

11.6    Limitation on Rights or Remedies

        Each of the Parties acknowledges that it shall not be entitled to any rights or remedies as against the other Party, its Affiliates or their respective directors, officers, servants, agents and employees under Applicable Law, including common law or in equity, pertaining to any losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities in respect of which such Party is required to indemnify the other Party pursuant to Sections 11.1 or 11.2, as the case may be and the Purchaser acknowledges that it shall not be entitled to name the Vendor, its Affiliates or their respective directors, officers, servants, agents and employees under Section 11.2 as third party to any action commenced by any third Person against the Purchaser or the Corporation.

11.7    Procedure—Indemnities

        Any Person seeking indemnification hereunder shall give reasonably prompt notice thereof to the party from whom indemnification is sought. The party from whom indemnification is sought shall have the sole right to conduct, settle or otherwise dispose of any legal action in respect of which indemnification is sought in any manner it deems appropriate without the consent of the other party if but only if it has agreed that the matters in the action are indemnified pursuant to Sections 11.1 or 11.2. If the party from whom indemnification is sought pays the indemnified amount to the other party seeking indemnification, the paying party shall not be responsible for any costs described in Section 11.4 incurred after such payment.

11.8    No Merger of Legal Responsibilities

        The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfer and other documents conveying any of the Canada Shares or the

Vendor Receivable to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, Applicable Law or any rule of law or equity to the contrary, and all such rules are hereby waived.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1    Waiver Must Be in Writing

        No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

12.2    No Amendment Except in Writing

        This Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

12.3    Assignments Before Closing

        Prior to Closing, neither Party may assign its interest in or under this Agreement without the prior written consent of the other Party.

12.4    Service of Notice

        Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

  (a)
  personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery;

  (b)
  by telecopier or telex (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any Business Day or at the commencement of the next ensuing Business Day following transmission if such notice is not received during such normal business hours; or

  (c)
  by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the Party on which it is to be served at that Party's address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the 7th Business Day following the mailing thereof. However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

12.5    Addresses for Notices

        The address for service of notices hereunder of each of the Parties shall be as follows:

VENDOR:	MARKWEST HYDROCARBON, INC. 155 Inverness Drive West, Suite 200 Englewood, Colorado 80112-5000
	Attention:	Arthur J. Denney
	Fax:	(303) 290-8769
	Telephone:	(303) 290-8700
Copy to:	MarkWest Resources Canada Corp. 1340, 734 - 7th Avenue SW Calgary, Alberta T2P 3P8
	Attention:	Larry Strong
	Fax:	(403) 508-7419
	Telephone:	(403) 508-7410
And a copy to:	Gowling Lafleur Henderson LLP 1400, 700 - 2 Street SW Calgary, Alberta T2P 4V5
	Attention:	H. Ronald Hansford
	Fax:	(403) 263-9193
	Telephone:	(403) 292-9862
PURCHASER:	Advantage Oil & Gas Ltd. Petro-Canada Centre, West Tower 3100, 150 - 6th Avenue S.W. Calgary, Alberta T2P 3Y7
	Attention:	Kelly Drader
	Fax:	(403) 262-0723
	Telephone:	(403) 261-8810
Copy to:	Burnet, Duckworth & Palmer, LLP 1400, 350 - 7th Avenue S.W. Calgary, Alberta T2P 3N9
	Attention:	John H. Cuthbertson
	Fax:	(403) 260-5744
	Telephone:	(403) 260-0305

        A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

12.6    Confidentiality Agreement Continues

        The terms and conditions of the Confidentiality Agreement shall continue in full force and effect notwithstanding the execution and delivery of this Agreement.

12.7    Consultants and Advisors Bound

        If the Purchaser employs consultants, advisors or agents to assist in its review of the Corporation pursuant to Articles 4 or 6, the Purchaser shall be responsible to the Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Section 12.6.

12.8    Parties to Discuss Press Releases

        The Parties shall cooperate with each other in relaying to third parties information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto. However, nothing in this Section shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by this Agreement, Applicable Law or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement in sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

12.9    Interest Accrues on Amounts Owing

        Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear interest from the day such amount was due to be paid until the day such amount was paid, at the rate of 1% per annum above the Prime Rate regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

12.10    Costs and Expenses

        Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which incurred the same.

12.11    Further Assurances

        At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement.

12.12    Governing Law; Attornment; Etc.

  (a)
  This Agreement shall be governed by, and construed and enforced in accordance with, the applicable laws, other than conflict of laws rules, prevailing in the Province of Alberta.

  (b)
  The parties hereto do hereby irrevocably:

  (i)
  submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Alberta for all matters arising out of or relating to this Agreement, or any of the transactions contemplated hereby;

  (ii)
  waive all right to object to the jurisdiction of such Courts in any legal action or proceeding relative to this Agreement or the transactions contemplated hereby or execution of any judgment, order or decree issued in or as a result of any such action, suit or proceeding which they may now or hereafter have by reason of domicile or otherwise;

  (iii)
  waive any objection to the laying of venue in such Courts of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby;

  (iv)
  waive and agree not to plead or claim that any action, suit or proceeding in such Courts has been brought in an inconvenient forum; and

    (v)
    waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated hereby.

12.13    Invalidity of Provisions

        If any of the provisions of this agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability for the remaining provisions herein shall not in any way be affected or impaired thereby.

12.14    Time

        Time shall be of the essence in this Agreement.

12.15    Supersedes Earlier Agreements

        This Agreement constitutes the entire agreement between the Parties relating to the subject-matter hereof; and, except for the Confidentiality Agreement, there are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject-matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties or their predecessors relating to the subject-matter of this Agreement, but excepting the Confidentiality Agreement.

12.16    Enurement

        This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

12.17    Counterpart Execution

        This Agreement may be executed in one or more counterparts and delivered by one Party to the other by facsimile, each of which will be deemed an original, but all of which taken together constitute one agreement. If this Agreement is delivered by facsimile, the Party so delivering this Agreement shall within a reasonable time after such delivery deliver an originally executed copy to the other Party.

        IN WITNESS WHEREOF the Parties have duly executed this Agreement.

MARKWEST HYDROCARBON, INC.	ADVANTAGE OIL & GAS LTD.
Per:	Per:
Per:	Per: